Exhibit 10.1

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

MINT DEVELOPMENT AND MANUFACTURING SERVICES AGREEMENT
by and between
Lonza Ltd
Münchensteinerstrasse 38
CH-4002 Basel
Switzerland
- hereinafter “Lonza” –
on behalf of itself and each of the Named Affiliates (as defined below)
and
Vaxcyte Switzerland GmbH
c/o FISCOM Consulting AG Haldenstrasse
5 Baar, ZUG, 6340 Switzerland

- hereinafter “Vaxcyte” -
Effective as of January 1, 2026 (the “Effective Date”)
i

Table of Contents
Page(s)
Services Agreement     3-58
Appendix 1:    Buffers     59 - 60
Appendix 2:    Operational KPIs     61
Appendix 3:    Sublicense & Related Terms         62 - 69
Appendix 4:     Screenshots on How to Use OECD Website     70 - 71
Appendix 5:    Project Plan (2026)             72 - 78
Appendix 6:    Project Plan 3 (2027 – end of Term) 79 - 83

2

RECITALS

WHEREAS, Vaxcyte and its Affiliates (including Vaxcyte, Inc., having its principal place of business at 825 Industrial Road, Suite 300, San Carlos, CA 94070, U.S. (“Vaxcyte”)) are engaged in the development and research of certain products and require assistance in the development and manufacture of pharmaceutical products;

WHEREAS, Lonza and its Affiliates have expertise in the evaluation, development and manufacture of pharmaceutical products;

WHEREAS, (i) Lonza and Vaxcyte have entered into that certain Development and Manufacturing Services Agreement, dated as of March 1, 2023, as amended, supplemented and modified by that certain letter agreement regarding Extract Manufacturing Services, dated as of December 27, 2023 (collectively, and including any Project Plans (as defined therein) thereunder, the “2023 DMSA”), and (ii) Lonza and Vaxcyte have entered into that certain Pre-Commercial Services and Commercial Manufacturing Supply Agreement, dated as of October 13, 2023 (the “2023 CMSA”);

WHEREAS, prior to the Effective Date, Lonza provided Vaxcyte with certain development services in connection with [***], and contracted with Vaxcyte to provide certain development Services in connection with [***], under the 2023 DMSA (among other Services), which Services the Parties wish to continue under this Agreement;

WHEREAS, Vaxcyte wishes to engage Lonza, on the terms and conditions herein, for Services relating to certain development work in connection with [***] manufacturing processes and/or other Products and Services, and Lonza is prepared to provide such Services to Vaxcyte;

WHEREAS, pending the outcome of such development work, Vaxcyte intends to engage Lonza, on the terms and conditions herein, for Services relating to the commercial manufacture of [***] and/or other Products and Services, and Lonza is prepared to provide such Services to Vaxcyte; and

WHEREAS, the Parties intend for such commercially-supplied [***] to be used by Lonza in connection with the provision of commercial manufacturing and supply Services to Vaxcyte with respect to drug substance under the 2023 CMSA.

NOW, THEREFORE, in consideration of the mutual promises contained herein, and for other good and valuable consideration, the parties intending to be legally bound, agree as follows:

1Definitions and Interpretation

“Actual Annual Yield”	has the meaning given in Section 4.5.1.
“Affected Party”	has the meaning given in Section 19.1.
“Affiliates”
means any company, partnership or other entity which directly or indirectly Controls, is Controlled by or is under common Control with the relevant Party. For the purposes of this definition, “Control” means the ownership of more than fifty percent (50%) of the issued share capital or other ownership interests of such entity or the legal power to direct or cause the direction of the general management and policies of the relevant entity, whether through the ownership of voting securities, by contract or otherwise.

“Agency Model”
means the procurement and management of [***] in connection with this Agreement, subject to the terms and conditions as further described in and pursuant to Appendix G of the 2023 CMSA, subject to any operational modifications thereto implemented by mutual written agreement (may be via mutual email confirmation).

“Agency Model Goods”	As defined in the 2023 CMSA.
“Agreement”	means this agreement incorporating all Appendices, as amended from time to time by written agreement of the Parties.
“ANMAT”	means the Administración Nacional de Medicamentos, Alimentos y Tecnología Médica, and any successor agency thereto.
“Annual Shortfall”	has the meaning given in Section 4.5.2.
“Applicable Laws”	means all relevant laws, statutes, rules, and regulations of any jurisdiction which are applicable to a Party’s activities hereunder, including, without limitation, the applicable regulations and guidelines of any Regulatory Authority and all applicable cGMP together with amendments thereto.
“Background Intellectual Property”……	means [***]

“Batch”………………………………………	means [***]
“Batch Price”……………………………….	the total price due, payable, and or paid for any individual Batch calculated based on the Suite Fee pursuant to the terms herein or as otherwise provided in a Project Plan.
“Batch Time”………………………………	means the total time of a single Batch manufacturing for a Product from preparation (after change-over) until final fill
“Batch Cycle Time”………………………	means the average number of days between each Batch being completed during a campaign excluding change-over as defined and permitted herein.
“BHRA”	means the Brazilian Health Regulatory Agency (Anvisa), and any successor agency thereto.
“Buffer”	means [***]
“Build-Out”	has the meaning given in Section 3.1.
“Capacity Reservation”	has the meaning given in Section 8.5.
“CapEx Reimbursement”	has the meaning given in Section 3.2.3.
“Certificate of Analysis”
means a document prepared by Lonza listing tests performed by Lonza or approved External Laboratories which certifies that a particular Product meets the applicable Specifications and all testing criteria which are set by Vaxcyte or which are set forth in the applicable Product regulatory filings.

“cGMP”
means those laws and regulations applicable in the U.S. and Europe, relating to the manufacture of medicinal products for human use, including, without limitation, current good manufacturing practices as specified in the ICH guidelines, including, without limitation, ICH Q7A “ICH Good Manufacturing Practice Guide for Active Pharmaceutical Ingredients”, US Federal Food Drug and Cosmetic Act at 21 CFR (Chapters 210, 211, 600 and 610) and the Guide to Good Manufacturing Practices for Medicinal Products as promulgated under European Directive 91/356/EEC. For the avoidance of doubt, Lonza’s operational quality standards are defined in internal cGMP policy documents.

“cGMP Batches”……………………………	means any Batch which is required under the Project Plan to be manufactured in accordance with cGMP, including PPQ Batches.
“Claim”	has the meaning given in Section 16.1.
“Commencement Date”……………………
means the latest date on which the Services must begin (for example, for manufacturing of Batches, the date on which the first production step of Manufacturing Process must commence) hereunder. For clarity, Lonza may begin performance of the Services before such date.

“Commercial Manufacturing Process”	means [***]
“Commercial Supply Services”	has the meaning given in Section 4.1.1 or Section 4.1.2 (as applicable) unless otherwise defined in a Project Plan.
“Competitive Product”	means [***]
“Compliance Period”	has the meaning given in Section 4.4.
“Confidential Information”	means Vaxcyte Information and/or Lonza Information.
“Credit Note”	means a credit note issued by a Party that is immediately effective and may be used to offset any money owned by the receiving Party to the issuing Party under this Agreement. [***]
“Delivery Date”………………………………	means the date on which the Product or Service must be Released to Vaxcyte by Lonza; the Commencement Date shall be [***]
“Development Services”	means all Services other than Manufacturing Services, including but not limited to BLA/PAS/PAI Services.
“Disclosing Party”	has the meaning given in Section 17.1.
“Documentation”	has the meaning given in Section 12.11.
[***]……………………………………….	[***]
[***]	[***]

“EMA”	means the European Medicines Agency or any successor agency thereto.
“Engineering Batch”	means [***]
“External Laboratories”	means any Third Party subcontracted by Lonza, with Vaxcyte’s prior written consent which is to conduct activities required to complete the Services.
“Facility”	means [***]
“Failed Batch”	means [***]
“FDA”	means the United States Food and Drug Administration, or any successor agency thereto.

“Force Majeure”
means, except as otherwise expressly provided in this Agreement, any reason or cause beyond a Party’s reasonable control after exercising customary care and planning affecting the performance by a Party of its obligations under the Agreement, including, but not limited to, any cause arising from or attributable to acts of God, strike, lockouts, labor troubles, restrictive governmental orders or decrees, riots, insurrection, war, terrorist acts, pandemics or epidemics (except as stated hereinafter) and – with respect to Lonza – the inability to obtain any required Raw Material, energy source, equipment, labor or transportation or other item or the inability to obtain equipment, labor or transportation or other item in order for Lonza to provide the Services or complete the Build-Out (exclusive of applicable delays inherent in ordering long lead items and hiring employees, provided the Party in question had done the reasonably appropriate planning and provided for the reasonably appropriate lead time for performing or obtaining such long lead items and hiring such employees). For clarity, (a) prevalence of the Covid pandemic/endemic shall not be deemed a Force Majeure event as long as there is no impact on laboratory, manufacturing and operational continuity to operate as usual, and (b) under no circumstances shall the non-payment of money or a failure attributable to a lack of funds or lack of financing be deemed to be (or to have caused) a Force Majeure event. With regard to a Party, any such event of Force Majeure affecting Services or production at its Affiliates or its subcontractors shall be regarded as an event of Force Majeure.

“Force Majeure Termination”	has the meaning given in Section 19.1.
[***]	[***]
[***]	[***]
“Governmental Authority”…………………………………..	means any Regulatory Authority and any national, multi-national, regional, state or local regulatory agency, department, bureau, or other governmental entity having subject matter jurisdiction in the U.S., Switzerland or the European Union.

“HC”	means Health Canada, and any successor agency thereto.
“Intellectual Property”	means [***]
“JSC”	has the meaning given in Section 5.3.1.
“Lonza CapEx Contribution”	has the meaning given in Section 3.2.2.
“Lonza Finance Designee”	has the meaning given in Section 12.7.
“Lonza Indemnitees”	has the meaning given in Section 16.2.
“Lonza Information”	means [***]
“Lonza Manufactured Product Components”	means [***]
“Lonza Responsibility”	has the meaning given in Section 11.5.3(a).
“Loss”	has the meaning given in Section 16.1.
[***]	has the meaning given in Section 8.5.
“Manufacturing Process”	means the Commercial Manufacturing Process and/or the Vaxcyte Manufacturing Process.
“Manufacturing Services”	means the Services related to the Manufacturing Process of Batches, as well as the related pre-production activities.
“MHRA”	means the Medicines and Healthcare Products Regulatory Agency, and any successor agency thereto.
“Named Affiliates”	has the meaning given in Section 8.01(h) of Appendix 3
“New Vaxcyte Intellectual Property”	has the meaning given in Section 13.2.
“New General Application Intellectual Property”	has the meaning given in Section 13.3.
“NMPA”	means the National Medical Products Administration, and any successor agency thereto.

“OTIF”
means on time-in full and is a metric focused on whether Lonza delivers the correct quantity (e.g., Target Yield or more) of the applicable Product on or before the applicable Delivery Date set forth in the applicable Purchase Order.

“Party”	means each of Lonza and Vaxcyte (and, together, the “Parties”).
“PMDA”	means the Pharmaceutical and Medical Devices Agency, and any successor agency thereto.
“PPQ Batch”	means [***]
“Premises”	means the Facility and the land on which it was built as well as surrounding structures, including other Lonza buildings, erected on the Lonza Visp site.
“Product”	means [***]
“Project Plan”
means the plans describing the Services to be performed by Lonza under this Agreement, including any update and amendment of the Project Plan to which the Parties may agree from time to time in writing, including:
(i) those certain Project Plans assumed pursuant to Section 20.2 herein;
(ii) the Project Plans (2026) as set forth on Appendix 5 and Project Plan (2027 and beyond) set forth on Appendix 6 [***];
and
(iii) any other Project Plan mutually agreed to by the Parties in writing.

“Purchase Order”…………………………..
means an order for Product and/or Services which shall specify at least the following: (i) quantity; (ii) Delivery Date; and (iii) other relevant order terms and conditions as reasonably determined by Vaxcyte.

“Quality Agreement”	means the written agreement between the Parties dated November 4, 2020, as amended from time to time, which governs the technical aspects and quality of the Product made part hereof by its reference hereto.
“Raw Materials”	means [***]

“Receiving Party”	has the meaning given in Section 17.1.
“Regulatory Authority”
means (i) Swissmedic, FDA, EMA, and MHRA, (ii) commencing as of a date to be reasonably agreed by the Parties through the JSC (but in any event, not prior to Vaxcyte’s or its Affiliates’ filing of the first biologics license application for a Product in the United States), HC, PMDA, TGA, NMPA, BHRA and ANMAT, and (iii) any other foreign drug, health or medical regulatory authority national, multi-national, regional, state or local regulatory agency, department, bureau, or other governmental entity regulating the development, registration, manufacture and sale of pharmaceuticals in the Territory (as such Territory may be expanded from time to time in accordance with Section 4.4).

“Release” ……………………………………
means delivery by Lonza to Vaxcyte of all Release Documentation and such other documentation as is reasonably required to meet all applicable regulatory requirements of the Governmental Authorities (and “Released” shall have a correlative meaning).

“Release Documentation”
means documents delivered to Vaxcyte which are necessary for full release of Product, including, a Certificate of Analysis, Batch record, TSE/BSE statements, and other documents and material required to be delivered under this Agreement, the Quality Agreement and the Production Scheduling Form.

“Required Rating”	has the meaning given in Section 7.1.
“Review Period”	has the meaning given in Section 13.9.2.
“Scope Change”…………………………….	means a deviation from the original scope of work as detailed in a Project Plan as agreed between the Parties in writing.

“Services”
means all or any part of the services performed or required to be performed by Lonza under this Agreement (and set forth in a Project Plan hereto and for clarity, inclusive of the manufacture of Product) and, to the extent applicable, the Quality Agreement, including:
(i) [***];
(ii) [***];
(iii) [***]; and
(v) the services in connection with any other Project Plan agreed to by the Parties in writing.

“Specifications”
means, with respect to a Product, the ingredient list, formulation, manufacturing instructions, testing requirements, full release criteria and handling requirements and other directions for the manufacture and supply of the Product as provided by Vaxcyte in writing, as the same may be amended from time to time in accordance with the procedures set forth in the Quality Agreement. Specifications shall include all documentation required to describe, control, and assure the quality of the Product.

“Suite” or “MI-VAX”	means [***]
“Suite Fee”	has the meaning given in Section 12.3.1.
“Swissmedic”	means the Swiss Agency for Therapeutic Products, or any successor agency thereto.
“Target Yield”	has the meaning given in Section 4.5.1.
“Target Yield Range”	has the meaning given in Section 4.5.1.
“Target Yield Determination Batches”	has the meaning given in Section 4.5.1.
“Technical Batch”…………………………..	means a Batch that is intended to demonstrate the transfer of the Manufacturing Process to the Facility and is operated under non-cGMP conditions.
“Territory”	means [***]
“Term”	has the meaning given in Section 18.1.

“TGA”	means the Therapeutic Goods Administration, and any successor agency thereto.
“Third Party”	means any party other than Vaxcyte, Lonza and their respective Affiliates.
[***]	[***]
[***]	[***]
“Vaxcyte CapEx Contribution”	has the meaning given in Section 3.2.1.
“Vaxcyte Indemnitees”	has the meaning given in Section 16.1.
“Vaxcyte Information”	means [***]
“Vaxcyte Manufacturing Process”	means [***]
“Vaxcyte Supplied Raw Materials”	means [***]
In this Agreement references to the Parties are to the Parties to this Agreement, headings are used for convenience only and do not affect its interpretation, references to a statutory provision include references to the statutory provision as modified or re-enacted or both from time to time and to any subordinate legislation made under the statutory provision, references to the singular include the plural and vice versa, unless specified as a business day all days are calendar days, headings are intended solely for convenience and reference, and references to the word “including” are to be construed without limitation.
2Services
2.1Development Services.
2.1.1Performance of Development Services. Lonza shall, itself and through its Affiliates, diligently carry out the Development Services in accordance with the prevailing industry standards and the applicable Project Plans, and according to the estimated timelines as set forth in the applicable Project Plans. Lonza shall retain appropriately qualified and trained personnel with the requisite knowledge and experience to perform the Development Services in accordance with this Agreement. Without limiting the generality of the foregoing, Lonza shall perform the Development Services with the same degree of diligence, effort, care, skill and prudence it ordinarily uses in the performance of similar activities for itself and for Third Parties and, without limiting the foregoing, in accordance with this Agreement, the Quality Agreement and all Applicable Laws. Lonza shall employ standard operating procedures relating to its performance of the Development Services that are at least consistent with the standard operating procedures customarily used by Lonza when engaging in similar activities for itself, its Affiliates and for Third Parties (including in respect of accounting for costs relating thereto).
2.1.2Subcontracting of Development Services. Lonza shall be solely responsible to provide the Development Services, and may not subcontract, sublicense, assign, transfer or delegate (other than subcontracting and delegation to Named Affiliates) any of its rights or obligations in connection with the Development Services or under this Agreement or a Project Plan to any other person or entity (whether an Affiliate of Lonza or a Third Party, including any External Laboratory) without Vaxcyte’s prior written consent in its sole discretion (and any such purported subcontracting, sublicense, assignment, transfer, or delegation without Vaxcyte’s consent shall be void and of no force or effect). Any Vaxcyte approved subcontractor shall be (a) subject to the same applicable obligations and other provisions contained in this Agreement, including obligations of confidentiality and non-use at least as stringent, and as protective of Vaxcyte and Vaxcyte Information, as those obligations of confidentiality and non-use imposed upon Lonza, and (b) subject to obligations to comply with Applicable Laws (including applicable cGMP and/or cGLP). In the event Vaxcyte approves such subcontractor, Lonza shall (i) be responsible for the Services performed (and all related actions and inactions) by subcontractors, and (ii) not be relieved or released from any obligations under this Agreement, and any delay caused by any such subcontractor shall be the sole responsibility of Lonza. Any analytical testing services subcontracted to External Laboratories, which are required for the Certificate of Analysis, where Lonza has the oversight, shall be the responsibility of Lonza. All such test results shall be listed on Lonza’s Certificate of Analysis delivered to Vaxcyte as part of the Release Documentation.
2.1.3Technology Transfer to Facility. Lonza shall promptly transfer the necessary [***] Manufacturing Processes including from Vaxcyte to Lonza and from Lonza’s process development to the Facility, and otherwise perform a technology transfer to enable the provision of Services from the Facility, including implementing a technology transfer plan. Vaxcyte shall fully support such technology transfer as reasonably requested by Lonza. Vaxcyte shall (by such date as agreed between the Parties) supply to Lonza all such Vaxcyte Information, Vaxcyte Supplied Raw Materials (other than Agency Model Goods), and other information or materials that may be reasonably required by Lonza to perform the Services and reasonably requested by Lonza in the technology transfer plan. Lonza shall not be responsible for any delays arising out of Vaxcyte’s failure to provide such Vaxcyte Information, Vaxcyte Supplied Raw Materials (other than Agency Model Goods), and/or other information and/or materials reasonably required and requested by Lonza to perform the Manufacturing Processes transfer.
2.1.4No Forecasting for Development Services. Notwithstanding anything to the contrary in this Agreement, (i) Vaxcyte shall have no obligation hereunder to provide any forecasting for Batches in connection with Development Services, and (ii) any manufacturing of Batches for use in connection with clinical trials shall be governed by the terms and conditions of the applicable Project Plan.
2.2Manufacturing Services.
2.2.1Technical Batches and Engineering Batches. Lonza shall manufacture Technical Batches and Engineering Batches in accordance with the Project Plan and master batch record. Vaxcyte shall have the right to make whatever further use of the non-cGMP Engineering Batches as it shall determine, provided that, such use is not for human use and does not violate any Applicable Laws. While Lonza makes absolutely no warranty that Engineering Batches will meet cGMP or the Specifications, Lonza will manufacture the Engineering Batches under cGMP conditions. Accordingly, if Lonza determines that an Engineering Batch does meet cGMP and the Specifications, it will Release such Engineering Batch as a cGMP Batch.
2.2.2[Intentionally Omitted].
2.2.3PPQ Batches. As further detailed in Project Plans, Lonza shall manufacture and deliver PPQ Batches sufficient to document the operability and reproducibility of the Manufacturing Processes and permit the Parties to complete and file the necessary regulatory documents.
(a)Process Validation Plan. Prior to commencement of PPQ Batches, Lonza and Vaxcyte shall agree to a process validation plan identifying the validation requirements of the Manufacturing Process.
(b)Regulatory Support. Any regulatory support activities (including pre-approval inspection) required and agreed to by Vaxcyte to support the approval of the

Products from the Facility shall be performed and supported by Lonza as reasonably requested by Vaxcyte.
3Facility / Build-Out
3.1Build-Out. Lonza shall timely adapt, improve and upgrade the Facility to enable Lonza to provide the [***] Commercial Supply Services and the [***] Commercial Supply Services in accordance with the timelines and descriptions on which the Parties have aligned and otherwise in compliance with the terms and conditions of this Agreement (the “Build-Out”), such that Lonza has capacity in the Facility to manufacture [***]. Notwithstanding anything herein to the contrary and for the avoidance of doubt, Vaxcyte shall have no obligation or liability of any kind hereunder if Lonza fails to timely complete the Build Out pursuant to the terms in this Section 3.1. Lonza, however, shall not be responsible for any delays of the Build-Out to the extent constituting a delay caused by Vaxcyte or for which Vaxcyte is responsible for pursuant to the terms herein. Lonza shall be responsible for procurement, installation, operation, repair, and maintenance of any capital equipment and the Facility itself generally required to maintain operations of the Facility at its own cost and expense.
3.2Responsibility for CapEx.
3.2.1Vaxcyte Funded CapEx. Vaxcyte is obligated to contribute to the capital expenditure costs required to be expended by Lonza to complete the Build-Out pursuant to [***] (such capital expenditure costs or “CapEx”, and Vaxcyte’s obligations under this Section 3.2.1, the “Vaxcyte CapEx Contribution”).
3.2.2Lonza Funded CapEx. Unless otherwise agreed in writing (including in the form of a Project Plan or Scope Change) Lonza shall be responsible, at its sole cost and expense, for any and all CapEx in excess of the Vaxcyte CapEx Contribution (the “Lonza CapEx Contribution”) and any other expenditures required from time to time to complete the Build-Out, perform the Services or otherwise operate the Facility.
3.2.3[***]
3.3Person in Plant. The Parties acknowledge that the Facility is used by Lonza to provide both the Services to Vaxcyte and other services to other customers of Lonza. Notwithstanding the foregoing, Vaxcyte is permitted to have [***] of Vaxcyte’s (or any of its Affiliates’) employees, designees or consultants (“Representatives”) present in the Facility, during Build-Out and at any time during the provision of Services by Lonza for Vaxcyte; provided that Vaxcyte shall provide to Lonza a list of Representatives at least [***] in advance of such visit by the Representatives to the Facility; and provided, further, Vaxcyte and Representatives observe and adhere to the reasonable guidelines that include access limitations to some cGMP areas and restrictions on the use of recording devices.. Vaxcyte shall be fully responsible for these Representatives and such employees or Representatives shall be subject to and agree to abide by confidentiality obligations to Third Parties and Lonza’s generally applicable, customary and reasonable practices, operating procedures and security procedures regarding the access to and the number of persons in the Facility, of which Vaxcyte is notified in advance in writing, and such Representative agree to comply with all reasonable instructions of Lonza’s employees at the Premises and within the Facility relating to compliance with such practices and procedures.
3.4Regulatory Licenses.
3.4.1Lonza shall obtain and maintain the Swissmedic manufacturing license (which will be in agreement with FDA and EMA regulations) for the Facility at its own cost and expense.
3.4.2To the extent required by any applicable Regulatory Authority and specific only to or required only for Lonza’s work for Vaxcyte, Lonza shall (a) fully cooperate with and support Vaxcyte to file and maintain required submissions and registrations with such Regulatory Authority, and (b) file and maintain the required submissions and registration with such Regulatory Authority if such Regulatory Authority requires Lonza to hold the registration (including FDA). Lonza’s compliance with (a) and (b) of this Section 3.4.2 shall be at its own cost and expense.
4Manufacturing / Commercial Supply
4.1Selection of [***] Product. [***] is the [***] Product to be commercially supplied by Lonza to Vaxcyte hereunder as part of the Manufacturing Services (the “[***] Product”). [***]:
4.1.1[***]
4.1.2[***]
4.1.3[***]
4.2Product Supply. Lonza shall provide the Commercial Supply Services and diligently manufacture [***] Product (as a Manufacturing Service) in accordance with the Manufacturing Process, prevailing industry standards, cGMPs, this Agreement, the Quality Agreement, Specifications, the Production Scheduling Form, and applicable Regulatory Authority requirements and guidance and Applicable Laws. Lonza shall retain appropriately qualified and trained personnel with the requisite knowledge and experience to manufacture [***] Product in accordance with this Agreement. Lonza is responsible for full [***] Product Release which includes, but is not limited to, all testing required for Certificate of Analysis issuance and all Release Documentation within [***] from completion of manufacture of a Batch of [***] Product; provided, that (i) Lonza will use reasonable efforts to conduct such testing and provide such Release Documentation within [***] as a target of manufacture of Commercial Product for each Commercial Product, and (ii) such [***] period shall be extended if, and for as long as, there are delays caused by External Laboratories for which Vaxcyte has oversight. Lonza shall provide Vaxcyte with as much advance notice as reasonably possible if Lonza determines that any manufacturing will be delayed or otherwise adversely impacted for any reason and shall use all commercially reasonable efforts to correct or otherwise mitigate any such delays or adverse impact. Vaxcyte shall use commercially reasonable efforts to cooperate with Lonza with respect to release of [***] Product in accordance with the timelines set forth in this Section 4.2. Lonza shall perform the Commercial Supply Services with the same degree of diligence, effort, care, skill and prudence it ordinarily uses in the performance of similar activities for itself and for Third Parties and, without limiting the foregoing, in accordance with this Agreement, the Quality Agreement and all Applicable Laws. Lonza shall employ standard operating procedures relating to its performance of the Commercial Supply Services that are at least consistent with the standard operating procedures customarily used by Lonza when engaging in similar activities for itself, its Affiliates and for Third Parties (including in respect of accounting for costs relating thereto).
4.2.1For the avoidance of doubt, any Product manufactured hereunder may be used for clinical and/or commercial purposes (including, for clarity, as a raw material or intermediate for a pharmaceutical product administered to humans) at Vaxcyte’s sole discretion.
4.3Subcontracting of Commercial Supply Services. Lonza shall be solely responsible to provide the Commercial Supply Services, and may not subcontract, sublicense, assign, transfer or delegate (other than subcontracting and delegation to Named Affiliates) any of its rights or obligations in connection with the Commercial Supply Services or under this Agreement or the Project Plan to any other person or entity (whether an Affiliate of Lonza or a Third Party, including any External Laboratory) without Vaxcyte’s prior written consent in its sole discretion (and any such purported subcontracting, sublicense, assignment, transfer, or delegation without Vaxcyte’s consent shall be void and of no force or effect). Any Vaxcyte approved subcontractor shall be (a) subject to the same applicable obligations and other provisions contained in this Agreement, including obligations of confidentiality and non-use at least as stringent, and as protective of Vaxcyte and Vaxcyte Information, as those obligations of confidentiality and non-use imposed upon Lonza, and (b) subject to obligations to comply with Applicable Laws (including applicable cGMP). In the event Vaxcyte approves such subcontractor, Lonza shall (i) be responsible for the services performed (and all related actions and inactions) by subcontractors, and (ii) not be relieved or released from any obligations under this Agreement, and any delay caused by any such subcontractor shall be the sole responsibility of Lonza.
4.4Territory Expansion. Vaxcyte may expand the Territory upon reasonable notice to Lonza, and Lonza shall use commercially reasonable efforts to become compliant therewith on such timeline as reasonably agreed upon between the Parties (such time period, the “Compliance Period”); provided, that: [***]. Upon the earlier of (i) Lonza’s compliance with such additional jurisdiction and Vaxcyte obtaining regulatory approval in such jurisdiction, and (ii) the conclusion of the Compliance Period, “Regulatory Authority” and “Territory” shall be deemed to be updated as applicable to include such jurisdiction.
4.5Batch Yield.
4.5.1Initial Target Yield Determination. After Lonza has successfully manufactured [***] (collectively, the “Target Yield Determination Batches”), the target yield for such [***] Product shall be established by [***] (each, a “Target Yield”). Furthermore, the “Target Yield Range” shall be established based on [***]. Thereafter, Lonza will exercise commercially reasonable efforts to maintain an actual [***] annual yield level for [***] Product (the “Actual Annual Yield”) within the applicable Target Yield Range calculated on [***]. In the event that a statistically meaningful Target Yield or a Target Yield Range cannot be readily established, Parties shall discuss in good faith a suitable path forward during a JSC meeting. Starting after manufacturing campaign(s) in 2027 (in January of 2028) the Target Yield shall be re-calculated proportionately on an annual basis taking into account all Batches released during that calendar year and re-established for each subsequent year.
4.5.2Variance Calculation. If the Actual Annual Yield falls [***] the respective Target Yield Range for the calendar year, then the shortfall for the calendar year (the “Annual Shortfall”) will be calculated as follows: [***]. If the Actual Annual Yield exceeds [***] the respective Target Yield Range for the calendar year, then the excess for the calendar year (the “Annual Excess”) will be calculated as follows: [***]. For clarity, materials subject to reimbursement shall include Vaxcyte Supplied Raw Materials, and Lonza Manufactured Product Components manufactured outside the Facility.

[***]

4.5.3    Significant Losses. Notwithstanding anything to the contrary in this Agreement, Lonza will notify Vaxcyte of any substantial loss of Raw Materials within [***] after discovering the loss.
4.6Manufacturing Waste. Lonza shall be solely responsible for the collection, storage, handling, transportation, and disposal of any and all waste, including any hazardous waste, created during performance of the Commercial Supply Services in accordance with Applicable Laws. In the event there is a waste spill or threatened waste spill, including hazardous waste, Lonza will investigate, remediate and monitor such at Lonza’s sole cost and expense.
5Project Management / Steering Committee
5.1Project Plans. With respect to a new project to be governed by this Agreement, a new Project Plan shall be added by agreement in a writing signed by the Parties.

Each Project Plan shall include a description of the Services to be provided, the Product to be manufactured, Specifications, a schedule for completion of the Project Plan, pricing details, and such other information as is necessary for relevant Services. In the event of a conflict between the terms of a Project Plan and this Agreement, the terms of the Agreement will govern, unless explicitly stated otherwise in the Project Plan.
5.2Project Management. With respect to each Project Plan, each party will appoint a project manager, who will be the party responsible for overseeing the Project Plan. Such project manager and their designees shall at all times have full and direct access to the Product manufacturing data and documents.
5.3Governance Overview and Escalation.
5.3.1Formation. The Parties shall, in accordance with Section 5.4, establish a joint steering committee (the “JSC”) to ensure fulfillment of the intent of this Agreement and facilitate information sharing and resolution of disputes under this Agreement. For clarity, such JSC already exists pursuant to existing engagement between the Parties.
5.3.2Escalation. In the event that the JSC cannot reach agreement on a particular issue within [***], either Party may refer the dispute to [***] other than in respect of matters expressly provided herein as being subject to Vaxcyte’s sole decision-making authority, in which case, Vaxcyte’s decision shall prevail in respect of such matters in the absence of agreement of the Parties. In the event that (i) [***] cannot reach agreement on such issue within [***], or (ii) the Parties have otherwise not resolved such dispute within [***], then the dispute resolution procedures set forth in in Section 5.5 shall apply and either Party may unilaterally submit such dispute to mediation in accordance with Section 5.5; provided, that for clarity, the Parties may mutually agree to submit such dispute to mediation in accordance with Section 5.5 at any time.
5.4Joint Steering Committee.
5.4.1JSC Representatives. The JSC shall include an equal number of representatives of each Party (the total number of representatives to be mutually and reasonably agreed by the Parties from time to time). Each Party may change its representatives on the JSC at any time upon written notice to the other Party. Each of Lonza and Vaxcyte shall cause its representatives on the JSC to cooperate in good faith with the representative of the other Party to fulfill the responsibilities of the JSC. Meetings of the JSC may be held in-person, by teleconference or by video conference, provided that all representatives participating in such meeting can communicate with each other simultaneously and instantly. The JSC may determine the number of representatives of each Party that must be present at each such meeting for a quorum (such number to include at least one representative of each Party).
5.4.2Joint Steering Committee Meetings. The JSC shall meet [***] during the calendar year, or as otherwise mutually agreed by the Parties ([***]). Without limiting the foregoing, at either Party’s request, Lonza and Vaxcyte shall review, at the JSC, Lonza’s performance hereunder and any issues arising hereunder and to discuss and develop policies, practices, and procedures that may improve the quality and efficiency of the Services. The JSC shall, with respect to all projects and activities within the scope of responsibility of the JSC [***]. All decisions of the JSC shall be reflected in the minutes taken at each meeting, and the responsibility for drafting such minutes shall alternate between the Parties; provided, however, that meeting minutes will not have the effect of amending the terms of this Agreement. The Parties shall cooperate in good faith to resolve any disputes as to the content of the minutes.
5.5Formal Dispute Resolution. In the event that (i) [***] cannot reach an agreement regarding a dispute within [***] in accordance with Section 5.3.2, or (ii) the Parties have otherwise not resolved such dispute within [***] in accordance with

Section 5.3.2, either Party may submit such dispute to JAMS international mediation (http://www.jamsadr.com) prior to seeking other dispute resolution under this Agreement. For clarity, the Parties may mutually agree to submit any dispute to such mediation at any time. [***]. Unless the Parties agree otherwise, the mediation shall be held in the jurisdiction set forth in Section 20.9. The language during the mediation shall be English. If the Parties cannot resolve the dispute after attending mediation, and [***] also attempted to resolve a dispute in accordance with Section 5.3.2, either Party may file a claim in accordance with Section 20.9.
6Quality
6.1Quality Agreement. If there is a conflict between the terms and conditions of this Agreement and the Quality Agreement, the terms and conditions of the Quality Agreement shall prevail with respect to quality matters and this Agreement shall prevail with respect to all other matters.
6.2Quality Tests and Checks. All in-process and Product tests or checks will be performed in accordance with the Quality Agreement. If Product is found to not be in compliance, Lonza shall, at its own expense, handle, store, transport, treat, and dispose of such Product according to all Applicable Laws.
6.3Regulatory Documentation and Communications. All regulatory documentation, and communications with Regulatory Authorities, will be handled in accordance with the Quality Agreement. Lonza shall maintain all appropriate licenses and permits to lawfully operate its Facility and MI-VAX for the purposes contemplated herein for as long as Vaxcyte holds inventory of finished products containing the Product. Lonza shall promptly notify Vaxcyte if Lonza becomes aware of any pending or threatened litigation, governmental investigation, proceeding or action involving the Product or the Facility.
6.4Recalls.
6.4.1Recall Process. Lonza shall maintain records necessary to permit a recall of any product containing Product and Products supplied by Lonza to Vaxcyte(“Recall”). Each Party will promptly notify the other Party within [***] of discovery of information related to the Product that it believes could pose a potential significant health hazard or non-compliance with applicable government regulations or the Quality Agreement, or that otherwise indicates that a Recall may be necessary or advisable. Vaxcyte shall notify Lonza within [***] of receiving information that reasonably suggests a Product or a product containing the Product has caused or contributed to a death or serious injury, as defined in applicable FDA or other Regulatory Authority regulations. Without limiting the foregoing, in the event any Regulatory Authority issues a request, directive or order that any Product, or product containing Product, be recalled, or in the event that either Party reasonably believes that any product incorporating Product should be recalled, each Party shall cooperate in any investigations surrounding the Recall and take appropriate corrective actions. In the event of a Recall of Product or a product incorporating Product, Lonza shall exercise best commercial efforts to replace the recalled Product with conforming Product. In the event that after good faith investigation (subject to independent laboratory review following process outlined in Section 11.5.2 of this Agreement) it is determined or agreed by the Parties that Lonza’s actions are the “root cause” of the Recall, Lonza shall [***].
6.4.2Regulatory Authority Reports. Vaxcyte shall have sole and final decision-making authority with respect to, and control over, any recall or safety alert activities, and the initiation thereof, and preparing and submitting any necessary reports to Regulatory Authorities with respect to any Product or finished product incorporating Product that has been recalled. Lonza shall provide all necessary documentation and information to Vaxcyte and will collaborate and cooperate with Vaxcyte, as needed, in a recall of the defective Product Batch.

6.5Product Samples/Retains. Lonza will store Product samples/retains in accordance with the Quality Agreement.
7Insurance
7.1Both Parties. Each Party shall during the Term and, if coverage is on a claims made basis, for [***] after the Term, obtain and maintain at its own cost and expense from an insurance company (or companies), with an AM Best financial strength rating of not less than “A-” (the “Required Rating”), the following insurance: (a) commercial general liability insurance including, but not limited to product liability and completed operations coverage in the amount of at least [***]; and (b) an appropriate level of insurance for any equipment each such Party owns. Each Party shall provide the respective other Party with a certificate of such insurance upon reasonable request.
7.2Lonza. Lonza shall obtain and maintain, at its own cost and expense from an insurance company (or companies) with the Required Rating, (a) all-risk property and/or cargo insurance to cover the Facility (excluding any Vaxcyte-owned equipment), Raw Materials (excluding Vaxcyte Supplied Raw Materials), intermediates, transportation, storage of property, damage and Products before final release, (b) construction and erection all-risk insurance (also known as “builders-risk”) during the performance of the Build-Out to cover the Facility, excluding any Vaxcyte-owned equipment contained therein, in, each case, in an amount equal to [***] of the full replacement value thereof, (c) cyber insurance including, but not limited to security and privacy liability coverage in the amount of at least [***], (d) workers’ compensation and employers’ liability insurance (or the Swiss equivalent thereof) as required by Applicable Law for all Lonza employees or its Affiliates at the Premises, (e) any insurance required by local authorities, and (f) any other insurance agreed between the Parties. The words “full replacement value,” as used above, shall mean the cost of actual replacement (excluding foundation and excavation costs and cost of underground flues, pipes or drains).
7.3Vaxcyte. Vaxcyte shall obtain and maintain, at its own cost and expense from an insurance company (or companies) with the Required Rating (a) all-risk property and cargo insurance to cover Vaxcyte owned equipment, Vaxcyte Supplied Raw Materials, intermediates, Agency Model Goods (other than Agency Model Goods procured by Lonza subject to Appendix G to the 2023 CMSA) and Products after final release pursuant to this Agreement when controlled by or stored at Lonza or a Third Party storage facility engaged by Lonza, (b) cyber insurance including, but not limited to security and privacy liability coverage in the amount of at least [***], (c) workers’ compensation and employers’ liability insurance (or the Swiss equivalent thereof) as required by Applicable Law for all Vaxcyte employees or its Affiliates at the Premises, and (d) any other insurance agreed between the Parties. In the event of a claim by Vaxcyte under all-risk or cargo insurance policy referenced in the foregoing clause (a) for the loss of Raw Materials, intermediates, or Products, Lonza shall cover [***] of the deductible(s) under such insurance policy (or policies) up to [***].
7.4Miscellaneous Insurance Requirements.
7.4.1The insurance policies required to be maintained hereunder shall provide that they are primary to and non-contributory with any other insurance (including primary, umbrella and/or excess insurance and any self-insurance programs afforded to or maintained by any Party or its Affiliates). Notwithstanding anything to the contrary in this Agreement, the obligations of the Parties under this Agreement shall not in any way be affected by the absence or presence in any case of insurance coverage or by the failure or refusal of any insurance carrier to perform any obligation under any insurance policy.
7.4.2During any period in which insurance is required to be maintained hereunder, the Party required to maintain such insurance shall use commercially reasonable efforts not to permit such insurance to be reduced, expired or canceled.

7.4.3[***]
8Forecasting, Ordering and ROFO
8.1Forecasts. Vaxcyte’s initial, non-binding forecasts (“Initial Forecast”) setting forth Vaxcyte's anticipated orders of Product broken down on [***] basis over the next [***] period. As may be set forth in an applicable Product Plan ([***]). In any such instance, [***] during the Term, Vaxcyte shall provide to Lonza a [***] (each, a “Forecast”) of its Product needs. Forecasts are mutually non-binding, and are for planning purposes only.
8.2Supply Obligation.
8.2.1Subject to the terms of this Section 8.2, Lonza shall be obligated to supply to Vaxcyte the quantities of Product within the time frames required pursuant to the relevant Purchase Orders. In the event Lonza fails to supply the quantities which it is obligated to supply pursuant to accepted Purchase Orders within the relevant time frames (unless such failure is the result of an event of Force Majeure of which Lonza has previously notified Vaxcyte and which event of Force Majeure is continuing), and Vaxcyte suffers penalties or other charges assessed by a customer or distributor under a contract, agreement, award, law or rule to which Vaxcyte is subject, Lonza shall reimburse Vaxcyte for all such penalties or other charges assessed by such customer or distributor related to the late delivery unless solely attributable to action or inaction of Vaxcyte.
8.2.2Notwithstanding anything herein to the contrary, Lonza shall be obligated to accept Purchase Orders for any Product Batch(es) in a given calendar year up to but not in excess of the sum of the following equation: [***]

8.3Late Fees. With respects to delays in delivery of [***] on unfilled Purchase Orders, absent a Force Majeure Event, Vaxcyte will be entitled to take a reduction against the Transfer Price for the delayed Product, [***].
8.4Rescheduling.
8.4.1Upon prior consent of Vaxcyte [***], Lonza may reschedule a Commencement Date of any Service, provided that [***]. For clarity and the avoidance of doubt, [***].
8.4.2If Vaxcyte requests to change a Commencement Date for any reason, Lonza will make all reasonable attempts to accommodate the request. [***]

8.5Capacity Reservation. Pursuant to each Project Plan with respect to commercial supply of Product, subject to the terms herein, and for any additional Project Plans on substantially and materially the same terms as those in Appendix 6 the Parties hereby agree (see Section 8.5.1) to a mutually binding (subject, for clarity, to Sections 9.3 and 18.3) [***] that shall be utilized by Lonza fully and exclusively for Lonza’s performance of Services thereunder (the “Capacity Reservation”). [***] Vaxcyte shall issue and Lonza must accept Purchase Orders for Product up to the number of Batches [***] (the “Lonza Committed Production”), (see helpful illustrative example in Section 8.2.2). In the event of a [***] reduction via Scope Change (see also Sections 12.4.3 and 12.4.4), Vaxcyte shall issue and Lonza must accept additional Purchase Orders and/or Purchase Order modifications for additional and outstanding Product Services up to the new expanded Lonza Committed Production created by such [***] reduction (the “PO Update”). For clarity, no cancellation fee or penalty of any kind shall be due or owing by Vaxcyte because of such PO Update.
8.5.1Capacity Reservation Parameters.
(a) Calendar years 2026 and 2027. [***]

(b) Calendar year 2028. [***]
(c) Calendar year 2029. [***]
(d) Calendar year 2030. [***]
8.5.2[***]
8.6Purchase Orders. This Agreement applies to Project Plans referring to this Agreement as well as all Purchase Orders that Vaxcyte, and/or any of its current or future Affiliates, may place with Lonza for the purchase of Product.
8.6.1Purchase Order Requirements. Purchase Orders shall be in writing on Vaxcyte’s standard purchase order form. Each Purchase Order shall specify the quantity of Product ordered (based on terms herein), Delivery Date, and delivery and shipping instructions, and shall be delivered to Lonza not less than [***] prior to the Delivery Date (unless such notice is not possible, in which case with as much lead time as reasonably practicable or in accordance with Project Plan). The volume of a Purchase Order of Product shall be [***] as defined in the Product’s Specifications, unless an alternate configuration or quantity is mutually agreed upon by the Parties in signed writing; provided, however, [***]. The terms and conditions of this Agreement including those presented in all exhibits attached hereto shall apply to any Purchase Order, regardless whether this Agreement or its terms and conditions are expressly referenced in such Purchase Order and any general terms and conditions of either Party shall not apply, even if referenced in any Purchase Order or any confirmation thereof. Any term or condition other than the quantity and Delivery Date set forth in (i) any Purchase Order; or (ii) any acknowledgment or other document (e.g. invoice) from Lonza, that is inconsistent or not provided in this Agreement is rejected and shall not be applicable, unless expressly agreed to by the Parties in a signed writing.
8.6.2Receipt of Purchase Order. Upon Lonza’s receipt of a Purchase Order which otherwise complies with the terms of this Agreement, Lonza shall manufacture and supply the Product in the quantity and by the Delivery Date(s) set forth in such Purchase Order, and except as otherwise provided in this Agreement, Vaxcyte shall be obligated to purchase and take delivery of the Product in such quantities and on such dates. Lonza shall be deemed to have accepted a Purchase Order for which Lonza does not notify Vaxcyte in writing within [***] after its receipt that Lonza rejects the Purchase Order for being on terms inconsistent with the terms of this Agreement.
8.7    [***]
9Cancellation of Services
9.1Development Services
9.1.1In the event that Vaxcyte provides written notice of cancellation to Lonza less than or equal to [***] prior to the Commencement Date of one or more development Services, then [***] of the development Services cancelled under a purchase order is payable; and
9.1.2In the event that Vaxcyte provides written notice of cancellation more than [***] prior to the Commencement Date of one or more development Services, then [***] Cancellation Fee is payable.
9.2BLA/PAS/PAI Services
9.2.1In the event that Vaxcyte provides written notice of cancellation to Lonza less than or equal to [***] prior to the Commencement Date of one or more BLA Services, then [***] of the BLA Services cancelled under a purchase order is payable;

9.2.2In the event that Vaxcyte provides written notice of cancellation to Lonza more than [***] prior to the Commencement Date of one or more BLA Services, then [***] of the Price of each such BLA Services cancelled is payable; and
9.2.3In the event that Vaxcyte provides written notice of cancellation more than [***] prior to the Commencement Date of one or more BLA Services, then [***] Cancellation Fee is payable.
9.2.4Payment of Cancellation Fee. Any Cancellation Fee shall be payable within [***] following the written notice of cancellation associated with the cancelled Service.
9.2.5Delays. In the event of a delay (excluding any delay solely related to failure by Vaxcyte to timely fulfil its obligations under this Agreement) in completion of Services in accordance with timelines set forth in a Project Plan and/or Scope Change Lonza shall reimburse Vaxcyte solely as set forth in the applicable Project Plan and/or Scope Change.
9.3Manufacturing Services
9.3.1Subject to Section 18.3.1, as Lonza’s sole and exclusive remedy for Vaxcyte’s cancellation of Manufacturing Services ([***]), Vaxcyte shall pay Lonza the following penalties in the event of Vaxcyte’s cancellation of Purchase Orders for Manufacturing Services for its convenience hereunder: [***]
10Material Supply
10.1Vaxcyte Information and Vaxcyte Supplied Raw Materials. Vaxcyte shall supply to Lonza all Vaxcyte Information and Vaxcyte Supplied Raw Materials (other than Agency Model Goods) and other information that may be reasonably required by Lonza to perform the Services.
10.1.1Use and Segregation. Lonza will not use the Vaxcyte Supplied Raw Materials or Vaxcyte Information (or any part thereof) for any purpose other than the performance of the Services under this Agreement. To the extent possible, Lonza shall segregate Vaxcyte Supplied Raw Materials and Lonza Manufactured Product Components from materials held for other customers. Lonza shall provide [***] reporting of cGMP inventory of Vaxcyte Supplied Raw Materials and Products levels by SKU, with actual utilization/ending balances reconciled within [***].
10.1.2First In First Out. Lonza shall at all times and with respect to all materials utilize a first expired first out system to ensure materials first to expire are used before all other such materials on hand. Vaxcyte Supplied Raw Materials shall be stored by Lonza free of charge to Vaxcyte, and disposed of at Vaxcyte’s direction and at Vaxcyte’s cost.
10.2Agency Model. The Parties acknowledge and agree that [***] may be procured pursuant to the Agency Model subject to any specific materials subject to same to be stated in a respective Project Plan.
10.3Buffer. The Parties acknowledge and agree that the terms and conditions set forth in Appendix 1 shall apply to the procurement, supply and use of Buffer under this Agreement.
10.4Safety Stock. To the extent agreed upon mutually in joint supply chain meetings or in the applicable Project Plan and in any case in writing, Lonza and Vaxcyte shall purchase and hold safety stocks of [***] for a mutually to be agreed number of Batches, in dependency of committed [***] in the Facility, including [***] to serve as safety stock. The minimum number of safety stock to be mutually agreed upon should serve at least [***] Batches for Commercial Supply Services, unless agreed differently between both Parties.
10.5Upon cancellation of any Purchase Order pursuant to Section 9.3, [***] shall be paid for by Customer within [***] of invoice and at Customer’s option will either be (a) held by Lonza for future use for the production of Product, subject to capacity availability and a storage fee (if applicable), (b) delivered to Customer, or (c) disposed of by Lonza.
10.6Lonza shall update Customer in [***] supply chain meeting on the inventory and value of [***] held on Customer’s behalf in the safety stock. Customer will update Lonza in [***] supply chain meeting on the inventory of [***] in the safety stock.
11Delivery and Acceptance
11.1Delivery. Following Release, all Product shall be delivered [***] Lonza Facility (Incoterms 2020). Lonza shall include the following with each shipment of Product: (a) Vaxcyte’s Purchase Order number; (b) the quantities of Product(s) included; and (c) all Release Documentation. When Release of Product occurs, but Product stays with Lonza for further Services at a different Lonza Facility on the Premises, it shall be delivered to the next processing Facility or to a warehouse provided by Lonza for interim storage in accordance with Section 11.3. If no further processing at a Lonza Facility on the Premises is required, Lonza shall package, mark, and prepare the Product(s) for shipment in accordance with Vaxcyte’s instructions, customary practices, and in compliance with Applicable Laws, Specifications, this Agreement, and the Quality Agreement. Lonza must make available Released Product and samples within [***] of Vaxcyte’s request. For clarity, Lonza shall ship partial Batch quantities from released Batches to Vaxcyte upon Vaxcyte’s request.
11.2Title Transfer and Risk of Loss. Title transfer and risk of loss shall be handled as follows:
11.2.1[***]
11.2.2[***]
11.3Storage.
11.3.1Product Batches (required intermediates for the production of Conjugate Drug Substances) will be stored [***] until the Product Batches are used for the manufacturing of Conjugate Drug Substances; provided that any storage of Released Product Batches Lonza shall provide storage on a bill and hold basis pursuant to this Agreement (no separate bill and hold agreement needed) for such Batch(es) [***] for [***] after Release. Any storage for more than [***] will be subject to a separate bill and hold agreement. [***].
11.3.2Storage Requirements. Lonza shall exercise best commercial efforts and customary due diligence and care to ensure that Vaxcyte Supplied Raw Materials, Lonza Manufactured Product Components, Product and other materials supplied and/or paid for by Vaxcyte are stored in accordance with this Agreement, the Specifications, cGMPs, the Quality Agreement, and Vaxcyte’s instructions and protect these items from theft, casualty, or other damage within Lonza reasonable control. Notwithstanding the designated risk of loss in Section 11.2 and subject to Section 7.3, Lonza shall bear all risk of loss to the extent such loss is a result of Lonza’s fraud, gross negligence, willful misconduct or breach of this Section 11.3. Lonza shall, as soon as commercially practicable, establish a near real time inventory tracking system, in standard units of measure as defined for Vaxcyte Supplied Raw Materials, Lonza Manufactured Product Components, Product and other materials supplied and/or paid for by Vaxcyte and, to the extent technically feasible, make such system available to Vaxcyte through a customer/data portal.
11.4Packaging. All Product containers and packaging, including, but not limited to, shipment packaging, must be in compliance with this Agreement, the Quality Agreement and Specifications.
11.5Acceptance/Rejection of Product.
11.5.1Inspection. Promptly following Lonza’s full and final Release of a Batch, Vaxcyte, or its designee, shall have the opportunity to inspect such Batch and shall have the right to test such Batch to determine compliance with Specifications, the Quality Agreement and/or GMP. Vaxcyte shall notify Lonza in writing of any Failed Batch within [***] of Batch Release, after which time an unrejected Batch shall be deemed accepted. Notwithstanding the foregoing, Vaxcyte shall inform Lonza in writing in case of concealed or latent defects, which are not reasonably detectable upon visual inspection, including rejecting the Batch as a Failed Batch, promptly upon discovery of such defects but no later than [***] after initial discovery of the latent defect and in no event after [***].
11.5.2Failed Batches. In the event that Lonza believes that a Batch has been incorrectly rejected as a Failed Batch by Vaxcyte, Lonza may require that Vaxcyte provide to it Batch samples for testing. Lonza may retain and test the samples of such Batch. In the event of a discrepancy between Vaxcyte’s and Lonza’s test results such that Lonza’s test results fall within relevant Specifications and the respective Batch meets the Quality Agreement and GMP, or there exists a dispute between the Parties over either (a) whether such Batch constituted a Failed Batch or (b) with respect to a Failed Batch the extent to which such failure is attributable to a given Party, the Parties shall cause an independent laboratory promptly to review records, test data and perform comparative tests and/or analyses on samples of the Product that allegedly fails to conform to Specifications. Such independent laboratory shall be mutually agreed upon by the Parties and shall be located in either the United States or the European Union. The independent laboratory’s results shall be in writing and shall be final and binding save for manifest error. Unless otherwise agreed to by the Parties in writing, the costs associated with such testing and review shall be borne by the Party against whom the independent laboratory rules.
11.5.3Remedy for Failed Batch.
(a)Lonza may, upon written approval of Vaxcyte, reprocess any cGMP Batch or, if reprocessing is not possible or Vaxcyte does not consent, Lonza shall replace any Failed Batch, [***] (“Lonza Responsibility”). Such reprocessing or replacement shall be made at Lonza’s sole expense including all necessary time in the Facility and subject to the below. In the event that it is determined (by the Parties or the independent laboratory) that such failure was in part due to Lonza Responsibility, Lonza shall be responsible for the replacement of the Failed Batch including any additional Raw Materials, and, subject to Clause 11.5.3(b) hereinafter, the cost of Vaxcyte Supplied Raw Materials used in such replacement Batch based on the percentage of fault as mutually agreed by the Parties or the independent laboratory.
(b)With respect to the loss of Vaxcyte Supplied Raw Materials used in the Failed Batch, the Parties agree that for the replacement Batch, Lonza shall pay Vaxcyte for such Vaxcyte Supplied Raw Materials used in the replacement Batch; provided, that in all cases Lonza’s payment for such Vaxcyte Supplied Raw Materials shall not exceed an amount equal to [***] of the price of the replacement Batch. For clarity, if Lonza’s share in responsibility in the Failed Batch is below [***] of the price of the replacement Batch, then the respective share of responsibility shall apply for Lonza’s contribution to the cost of such Vaxcyte Supplied Raw Materials.
(c)Notwithstanding Lonza’s responsibility for the cost of the Vaxcyte Supplied Raw Materials in accordance with this Section 11.5.3, Vaxcyte is ultimately responsible for providing the Vaxcyte Supplied Raw Materials required for such reprocessed or replacement Batch.
(d)Lonza shall exercise best commercial efforts to immediately reprocess (or as promptly as practicable after confirmation of Lonza Responsibility, subject always to pre-existing commitments allowing for sufficient manufacturing capacity) or replace the Failed Batch.
(e)[***]

12Price and Payment
12.1Fees for Development Services. In consideration of the Development Services and Lonza’s other obligations hereunder, Vaxcyte shall pay to Lonza any service fees for such Development Services mutually agreed-upon by the Parties and set forth in and based on the assumptions and information provided in the applicable Project Plan (or a Scope Change related thereto). To the extent any such fees for such Development Services are not set forth in the applicable Project Plans as of the Effective Date, the Parties shall negotiate such service fees in good faith.
12.2Fees for Batches. In consideration for additional Batches (be them any of the four (4) types hereunder) to be manufactured pursuant to Project Plans (that is not covered by and pursuant to a Project Plan that is appended hereto), Vaxcyte shall pay to Lonza any fees for such Batches mutually agreed-upon by the Parties and set forth in and based on the assumptions and information provided in the applicable Project Plan (or a Scope Change related thereto). Provided, the pricing for such Batches shall be based on the day rate set forth in Section 12.3.1 below. Provided further, if material changes to the manufacturing are required by Vaxcyte that result in a documented and material increase in Lonza’s daily manufacture costs, Lonza may require such additional proportionate costs be added to such day rate if Vaxcyte wishes to accept such Services.
12.3Fees and Cost Allocation for Commercial Supply Services.
12.3.1Suite Fee. In consideration of the [***] Commercial Supply Services and Lonza’s other obligations hereunder, Vaxcyte shall pay to Lonza [***] to fulfill a Purchase Order submitted by Vaxcyte hereunder (and not cancelled by Vaxcyte) up to such Product’s [***] (the “Suite Fee”). The Suite Fee as used to calculate and determine the Batch Price shall be Lonza’s sole consideration for Commercial Supply Services/[***] Product hereunder, unless specifically stated otherwise herein or in a Project Plan.
12.3.2Suite Fee Adjustment. Once a year, on or about January 1st, starting in calendar year 2027, any payments that are due hereunder that are [***], may be increased by either Party by an amount not to exceed [***]. Fee adjustments are only permitted once per a calendar year, upon [***] prior written notice. For clarity, any payments due hereunder that are [***], shall not be subject to inflation or deflation adjustment hereunder.
(a)Commencing with the 2027 calendar year (the “Trigger Start Date”), if Lonza’s actual, documented and undisputed year-over-year cost changes exceed annual price increases in [***] following the Trigger Start Date or any anniversary thereof, as substantiated by reasonably detailed written information and supporting documentation that Lonza shall provide to Vaxcyte on [***] sufficient to permit Vaxcyte to determine for itself whether any such [***] period qualifies under this Section, then, upon written request of either Party, the Parties shall meet and confer in good faith to discuss a possible adjustment to the annual price change mechanism in order to rebalance the Parties’ economics. Any such adjustment shall be capped at [***] and become effective as of 1 January of [***] following the Trigger Start Date and be set forth in a written amendment executed by both Parties, and, until such time, the then-current pricing and annual increase provisions of this Agreement shall continue to apply.
12.3.3Raw Materials. The Parties acknowledge and agree that certain Raw Materials may be procured in accordance with the Agency Model to the extent practicable upon its successful operationalization; provided, that notwithstanding anything to the contrary in this Agreement, Lonza shall not incur, or be entitled to reimbursement of, such costs of such Raw Materials in excess of [***] per Batch excluding Buffers without documented necessity and Vaxcyte’s prior written consent.
[***]

12.3.4HIBEs (operating supplies: consumable materials (for example, gloves, gowns, filters and tubing) used during a process that are no components in a product or that are spare parts for machines or the facility (for example, sensors, hoses, switches, O-rings and lubricants) at [***] ([***] shall be the “Raw Material Fee”).
12.3.5Any other Raw Materials at [***] Raw Material Fee.
Any additional Raw Materials procured by Lonza on Vaxcyte’s request above [***] shall be [***].
Buffer and Raw Materials not supplied by Vaxcyte for change-over activities and specifically listing in a Project Plan such as column packing, cleaning and testing and for specific validation activities such as blank runs are charged separately to Vaxcyte [***].
Prior to operationalization of the Agency Model, Vaxcyte shall reimburse Lonza for the actual cost as follows:
Raw Materials necessary for use in the Supply Services and listed in a Project Plan estimated at [***] per Batch, which Raw Materials Lonza shall procure on behalf of Vaxcyte [***] ([***] shall be the Raw Material Fee.
12.3.6Buffers manufactured at Lonza or its Affiliates (estimated at [***]) shall be reimbursed [***].
12.4KPIs.
12.4.1KPIs for [***] Product Supply. [***]
12.4.2Operational KPI. Lonza shall exercise best commercial efforts to meet operational performance KPIs set forth in Appendix 2. In the event such KPIs are not consistently met during the applicable period, Vaxcyte may utilize escalation procedures set forth in Article 5, including through the JSC.
12.4.3[***] Cycle Time. Both Parties acknowledge the importance of efficient use of manufacturing capacity to ensure supply of [***]. To that end both Parties agree to strive for a [***] of [***] for the commercial manufacturing with [***] process within [***] post PPQ. It is recognized that the current [***]. Lonza and Vaxcyte together will make all reasonable efforts to reduce the [***] to meet the [***] target, for purpose of calculation of KPIs/associated penalties and/or bonuses subject to adjustment based on actual long term efficiency improvements.
12.4.4[***] Cycle Time. Both Parties agree to strive for a [***] of [***] for the commercial manufacturing with [***] process within [***] post PPQ. It is recognized that the current [***] is [***]. Lonza and Vaxcyte together will make all reasonable efforts to reduce the [***] to meet the [***] target, for purpose of calculation of KPIs/associated penalties and/or bonuses subject to adjustment based on actual long term efficiency improvements.
12.4.5Productivity Efficiency Improvement. Lonza shall use commercially reasonable efforts to improve productivity in respect of the Services. Upon identification of an opportunity for improved productivity by either Party, a proposal shall promptly be submitted to the JSC for consideration by Lonza. The Parties will discuss any productivity efficiency improvement ([***]) and possible financial impact prior to implementation associated with a potential revision of the pricing model. The decision to implement productivity efficiency improvements, including structure and timing, shall be at Vaxcyte’s discretion, taking into consideration that such improvements are intended to be implemented after stable production has been established on a Product-by-Product basis. The Parties will define the relevant [***] within the applicable Project Plan, which may be adjusted by the JSC, up or down, after stable production is established. The baseline shall then be revised accordingly together with the Suite Fee to enable a benefit for both Parties on the improved efficiency.
12.5Currency. All payments under this Agreement shall be made in Swiss Francs (“CHF”).
12.6Invoicing; Non-Duplication.
12.6.1Services Invoicing. Lonza will invoice all fees for Development Services (not Product) on a [***] basis, except as otherwise specified in this Agreement or the respective Project Plan. Invoices will be sent to Accounts Payable [***] (or such other address as designated by Vaxcyte by notice to Lonza) and will be due [***] (except as otherwise specified in this Agreement) from receipt of an undisputed invoice and required backup documentation. For any pass-through costs, Lonza will provide Vaxcyte with an invoice and supporting documentation as needed for [***] invoices to ensure accurate records and to verify pass-through cost for Vaxcyte record keeping. Any undisputed invoice not paid within [***] after the due date shall accrue interest on any amount overdue at the lesser [***].
12.6.2[***] Product Invoicing. Lonza shall issue all invoices to customer for [***] of the Price for Batches upon the Commencement Date thereof and [***] upon Release of applicable Batches. Price for Batches shall be based on [***]. Payment of the Suite Fee shall be due to Lonza [***] after Vaxcyte’s receipt of invoice and release of Product manufactured during such suite time.
12.6.3Raw Materials Invoicing. Charges for Raw Materials and the associated Raw Material Fee for each Batch or needed for Development Services as well as any other pass-through costs explicitly approved in a Project Plan for Development Services or Manufacturing Services for Batches shall be invoiced with adequate supporting documentation upon [***].
12.6.4Non-Duplication. For avoidance of doubt and notwithstanding anything to the contrary contained in this Agreement or any other written agreement between the Parties, (a) it is not the intention of Lonza nor Vaxcyte to obligate Vaxcyte to make the same payment on account of any costs included in any of the fees, charges or other amounts payable by Vaxcyte hereunder. or under any other written agreement between the Parties, more than once, and accordingly, if the provisions of this Agreement, or any other written agreement between the Parties, require any duplicative payments to be made by Vaxcyte to Lonza or any other persons or entities, then Vaxcyte shall only have the obligation to make such payment once and any duplicative payment shall be promptly refunded, and (b) Lonza shall not invoice Vaxcyte, and Vaxcyte shall not be responsible, for any such duplicative amounts (including, for clarity, that any costs incurred by Lonza, whether internal or external, shall only be allocated to a single amount owed by Vaxcyte). Lonza shall account for all internal and external costs relating to the Services or amounts due hereunder in a manner consistent with Lonza’s verifiable and standard accounting practices and procedures, as generally applied by Lonza in the ordinary course of conducting its business. Vaxcyte shall not be responsible for any costs that do not fairly and equitably relate to the Services provided to Vaxcyte hereunder.
12.7Lonza Finance Designee. Lonza shall designate a finance person with appropriate authority at Lonza (“Lonza Finance Designee”) to provide sufficient information and documentation as reasonably requested by Vaxcyte Finance to support Vaxcyte’s accounting policies, procedures and reporting cycles. The Lonza Finance Designee will meet virtually with Vaxcyte finance [***]. Within [***], Lonza Finance will provide actual [***] accounting reports and supporting documentation as needed, as well as be available to answer questions.
12.8Financial Audit. Each Party shall maintain its financial and operational books and records related to the Services, including (to the extent applicable) with respect to price adjustments, allocations, cancellation fees, and Raw Material and component costs and handling fees and, Lonza shall also maintain such books and records as it relates to the cost of the Build-Out, each in accordance with its usual business practices for a period of [***] from the creation of such books and records. Either Party may conduct a financial and operational audit of the other Party to confirm such Party’s compliance with financial terms of this Agreement upon [***] written notice and not more often than [***]. The audit will be conducted by an independent Third Party selected by the Party initiating the audit and at such Party’s expense. In the event the audit reveals any net variance between amounts charged and amounts that should have been charged pursuant to the terms of this Agreement, such net overcharges/undercharges plus interest rate charges calculated pursuant to Section 12.6.1 shall be paid by wire transfer to the relevant Party within [***] of final determination. If such audit reveals more than [***] net overcharge or a net overcharge in excess of [***] to the detriment of the auditing Party, then expenses for said auditor shall be reimbursed by the audited Party to the auditing Party up to a cap of [***].
12.9Third Party Confidential Information. Where certain information cannot be shared directly with Vaxcyte due to Lonza confidentiality obligations with Third Parties, a third-party auditor or accountants can be appointed by Vaxcyte. The costs for such auditor or accountants shall be borne by Vaxcyte, subject to Section 12.8.
12.10Taxes. Unless otherwise indicated in writing by Lonza, all prices and charges are exclusive of value added tax (VAT) and of any other applicable sales, use, services and similar Taxes and fees of whatever nature imposed by or under the authority of any government or public authority and all such charges applicable to the Services shall be paid by Vaxcyte, subject to receipt of a valid invoice issued in accordance with Applicable Laws. All payments pursuant to this Agreement shall be subject to deduction and withholding of Taxes to the extent required by Applicable Laws. To the extent such amounts are so deducted and withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the person in respect of which such deduction and withholding was made. Each Party will provide the other with reasonable assistance to enable the recovery, as permitted by Applicable Laws, of withholding Taxes, Value Added Taxes (VAT), or similar obligations resulting from payments made under this Agreement, this recovery to be for the benefit of the Party bearing the applicable Tax. Upon Vaxcyte’s reasonable request, Lonza will provide reasonable administrative VAT support with respect to these activities. Any such support provided by Lonza shall not be deemed tax or legal advice. For the avoidance of doubt, each Party shall be responsible for the payment of all income and other Taxes (including interest) imposed on its own income arising under this Agreement.
12.11Records Retention. Lonza shall maintain (and shall cause its Affiliates and permitted subcontractors to keep) complete, true and accurate books and records, including, financial records and other records or documentation (collectively “Documentation”) generated by Lonza and such Affiliates and third parties in connection with this Agreement, in sufficient detail with respect to the payments due and costs incurred under this Agreement (and in a manner that enables Vaxcyte or its auditor to verify and calculate amounts due hereunder), with respect to each item of Documentation for the longer of [***]. Lonza shall not, and shall ensure its Affiliates and permitted subcontractors do not, destroy or dispose of any Documentation prior to the end of the applicable retention period under the preceding sentence, and upon Vaxcyte’s request, Lonza shall provide (and shall ensure its Affiliates and permitted subcontractors provide) such records to Vaxcyte.
13Intellectual Property
13.1Background Intellectual Property. Neither Party will, as a result of this Agreement, acquire any right, title, or interest in, to or under any Background Intellectual Property of the other Party or any of its Affiliates.
13.2Vaxcyte Ownership. Subject to Section 13.3, Vaxcyte shall own all right, title, and interest in and to [***] (collectively, “New Vaxcyte Intellectual Property”). [***].

13.3Lonza Ownership. Notwithstanding Section 13.2, and subject to the license granted in Section 13.5, Lonza shall own all right, title and interest in [***] (collectively, the “New General Application Intellectual Property”). [***].
13.4Intellectual Property Assignment. Lonza hereby assigns, on behalf of itself and its Affiliates, and shall cause its External Laboratories or other contractors (including subcontractors) or agents and their personnel involved in the performance of the Services to assign, to Vaxcyte all of its and their right, title and interest in any New Vaxcyte Intellectual Property. Lonza shall execute, and shall require its personnel as well as its Affiliates, External Laboratories or other contractors or agents and their personnel involved in the performance of the Services to execute, any documents reasonably required to confirm Vaxcyte’s ownership of the New Vaxcyte Intellectual Property, and any documents required to apply for, maintain and enforce any patent or other right in the New Vaxcyte Intellectual Property. To the extent that Vaxcyte has or obtains any rights, title or interest in New General Application Intellectual Property, Vaxcyte hereby assigns, on behalf of itself and its Affiliates, to Lonza all of its right, title and interest in any New General Application Intellectual Property. Vaxcyte shall execute, and shall require its personnel as well as its Affiliates, or other contractors or agents and their personnel involved in the performance of the Services to execute, any documents reasonably required to confirm Lonza’s ownership of the New General Application Intellectual Property, and any documents required to apply for, maintain and enforce any patent or other right in the New General Application Intellectual Property.
13.5Licenses to Vaxcyte. Lonza hereby grants to Vaxcyte a non-exclusive, worldwide, perpetual, irrevocable, fully paid-up, royalty free, transferable license, including the right to grant sublicenses through multiple tiers, under the New General Application Intellectual Property, Lonza Background Intellectual Property and Lonza Information, to use, sell, offer for sale, import, export, distribute (including through multiple tiers of distribution), and otherwise exploit and commercialize such Products or products incorporating Products (or substantial equivalents or variations thereof or improvements thereto). Lonza hereby grants to Vaxcyte a non-exclusive, worldwide, fully paid-up and royalty free ([***] pursuant to Section 13.8, and subject to Section 13.7), perpetual, irrevocable, transferable license, including the right to grant sublicenses through multiple tiers, under the New General Application Intellectual Property, the Lonza Background Intellectual Property and Lonza Information to the extent incorporated into or used by Lonza in the manufacturing process for, or otherwise necessary to make or have made, Products or products incorporating Products (or substantial equivalents or variations thereof or improvements thereto), including, for clarity, the right to use, make, have made, sell, offer for sale, import, export, distribute (including through multiple tiers of distribution), and otherwise exploit and commercialize the same. For clarity, the license to Vaxcyte to Lonza Background Intellectual Property and Lonza Information used in the manufacturing process shall exclude any and all Lonza operating documents and standard operating procedures (SOPs) that are generally applicable to Lonza’s business operations and not specifically related to Product or the manufacture of Product, solely to the extent the same is not incorporated into or otherwise necessary to make or have made Products or products incorporating Products (or substantial equivalents or variations thereof or improvements thereto).
13.6License to Lonza. Vaxcyte hereby grants Lonza and its Affiliates, subcontractors and the External Laboratories the non-exclusive right to use the Vaxcyte Information, Vaxcyte Background Intellectual Property, Vaxcyte Supplied Raw Materials (to the extent they are proprietary to Vaxcyte), New Vaxcyte Intellectual Property and any and all other Intellectual Property of Vaxcyte or its Affiliates supplied by or on behalf of Vaxcyte to Lonza, in each case, solely during the Term and to the extent necessary for, and solely for the purpose of, fulfilling their obligations under this Agreement, for the benefit of Vaxcyte (and not on behalf of or for the separate benefit of itself, its Affiliates or any Third Party).

13.7Vaxcyte Manufacturing Processes. Lonza shall not incorporate any Lonza Information, Lonza Background Intellectual Property or New General Application Intellectual Property, or any Intellectual Property of any Third Party that Lonza does not control, into the Manufacturing Processes (including by making any modifications or improvements of the Vaxcyte Manufacturing Processes) or the process used by Lonza for manufacturing the Products, without the express written consent of Vaxcyte. [***].
13.8Transfer of Commercial Manufacturing Processes. Vaxcyte shall have the right to transfer the Commercial Manufacturing Processes to itself, its Affiliates and/or any Third Party for the manufacture of Product (but no other products). [***] Vaxcyte shall reimburse Lonza for any costs incurred in performing such requested technology transfer at a fixed rate of [***] per hour. In the event Vaxcyte seeks to transfer the Commercial Manufacturing Processes to a designated Third Party for the purpose of making a Product that is or was manufactured by Lonza under this Agreement or products incorporating such Products (or substantial equivalents or variations thereof or improvement thereto), Vaxcyte will provide Lonza prior notice of such technology transfer of the Commercial Manufacturing Processes including the legal name of the entity to where such Commercial Manufacturing Processes is proposed to be transferred. For the avoidance of doubt, in respect of any technology transfer of the Commercial Manufacturing Processes to Vaxcyte or a Third Party pursuant to this Section 13.8, Lonza shall not have any liability to Vaxcyte or such Third Party for any and all uses of the Lonza Information, Lonza Background Intellectual Property and New General Application Intellectual Property by Vaxcyte or such Third Party in the manufacture by Vaxcyte or such Third Party of Product (or products containing Products (or substantial equivalents or variations thereof or improvement thereto)). [***]
13.9Prosecution of Patents.
13.9.1Vaxcyte. Subject to Section 13.9.2, Vaxcyte will have the sole right and discretion to file (or not file), prosecute and maintain patent applications and patents claiming the New Vaxcyte Intellectual Property, [***]. Lonza will cooperate with Vaxcyte, at Vaxcyte’s expense, to file, prosecute, maintain, defend, and enforce patent applications and patents claiming any New Vaxcyte Intellectual Property.
13.9.2Application Review. Unless the Parties agree otherwise, at least [***] to filing any patent application disclosing or claiming any [***].
13.9.3Lonza. Lonza will have the sole right and discretion to file (or not file), prosecute and maintain patent applications and patents [***].
13.10Sublicense of Sutro IP Rights. The Parties acknowledge and agree that the terms and conditions set forth in Appendix 3 shall apply to this Agreement, the Project Plans and the Services provided hereunder to the extent applicable. Notwithstanding anything to the contrary in this Agreement, in the event of a conflict between the terms and conditions of this Agreement and the terms and conditions of Appendix 3 with respect to the subject matter of Appendix 3, the terms and conditions of Appendix 3 shall prevail.
14Future Capacity
14.1Lonza shall not enter into any agreements with any Third Parties that would prevent Lonza from being able to satisfy its obligations hereunder (including, for the avoidance of doubt, any reduction of available capacity that would result in Lonza being unable to fulfill Vaxcyte’s supply requirements under this Agreement, including in accordance with Article 8).
14.2High-Level Capacity Planning. Within [***], Lonza shall provide to Vaxcyte a written, good faith estimate for Lonza’s projected capacity in, and anticipated uses of, the Facility, including a summary of the allocated space and capacity available to Vaxcyte and each other Third Party customer; provided, that Lonza may, at its discretion, choose to anonymize such forecast such that Lonza does not specifically identify by name its other customers for which it manufactures products in the Facility.
15Representations and Warranties
15.1Representations and Warranties.
15.1.1Lonza Representation and Warranties. Lonza hereby covenants, represents and warrants that:
(a)the Services and the Build-Out shall be performed in accordance with all Applicable Laws and in a workman-like and professional manner and otherwise in accordance with this Agreement and relevant industry standards, with all permits and approvals of any Regulatory Authority in place therefor in accordance with this Agreement;
(b)Lonza has, and will at all times throughout the Term have, the requisite expertise, experience and skill to perform its obligations hereunder;
(c)Lonza shall supply [***] Product and manufacture, package, ship and store the Product in accordance with Applicable Laws, the Specifications, the Quality Agreement, Vaxcyte instructions and this Agreement;
(d)[***];
(e)Lonza Background Intellectual Property, Lonza Information, New General Application Intellectual Property and Third Party Intellectual Property (and the use and receipt thereof in accordance with this Agreement), independent of any combination with Product, Vaxcyte Supplied Raw Materials, Vaxcyte Information and/or Vaxcyte Background Intellectual Property (and to Lonza’s knowledge, in combination with any of the foregoing), shall not infringe any Intellectual Property rights of a Third Party, and Lonza otherwise has the requisite Intellectual Property rights (i) in its equipment, Facilities, or other materials or Intellectual Party provided or introduced into the Services or Manufacturing Process or Product by Lonza or its Affiliates, and (ii) to perform its obligations under this Agreement (for clarity, without making any warranty regarding rights in or to Vaxcyte Information, Vaxcyte Background Intellectual Property or New Vaxcyte Intellectual Property or the use thereof), in each case, without infringing the Intellectual Property rights of any Third Party;
(f)Lonza will promptly notify Vaxcyte in writing if it receives or is notified of a formal written claim from a Third Party that Lonza Background Intellectual Property, Lonza Information, or New General Application Intellectual Property (or the use and receipt thereof in accordance with this Agreement) that is being used or provided in connection with the Services or Manufacturing Process or Product infringes any Intellectual Property or other rights of that Third Party;
(g)[***];
(h)Lonza holds (and shall until the expiry of each product containing Product obtain and maintain) all necessary permits, approvals, consents, and licenses (or other regulatory approvals) to enable it to perform the Services at the Premises, Facility (and perform any other work performed or required to be performed hereunder) and to operate the Facility;
(i)Lonza shall not manufacture, store or use any materials or products in the Facility for itself, its Affiliates or any Third Parties (including, for clarity, other customers) that would, or would reasonably be expected to, create any risk of contamination of any Product manufactured hereunder that could result in such Product being unusable by Vaxcyte and its Affiliates to make drug substance in connection with Vaxcyte’s and its Affiliates’ pneumococcal conjugate vaccine products, or otherwise prevent Lonza from providing the Commercial Supply Services; and

(j)the Product will be delivered to Vaxcyte free and clear of all security interest, liens or other encumbrances of any kind or character imposed by or on account of Lonza or any Third Party.
(k)neither Lonza nor its representatives performing Services under this Agreement shall use any person or entity who (i) is excluded from or debarred under any healthcare program, including, but not limited to, the U.S. Office of Inspector General from a federally funded healthcare program under 42 U.S.C § 1320a-7 or debarred by the FDA under FDCA 21 U.S.C. § 306(a)(2) or 21 CFR part 312; (ii) is under investigation by the FDA for debarment or is otherwise disqualified or suspended from or subject to restrictions in providing services in any capacity to any entity that has an approved or pending drug product application; and (iii) appears in the list of excluded individuals/entities as published by the Department of Health and Human Services (DHHS) Office of the Inspector General (OIG List), nor in the list of debarred contractors as published in the System for Award Management by the General Services Administration (GSA List); and
(l)Lonza shall notify Vaxcyte immediately if Section 15.1.1(k) becomes untrue, or if Lonza is notified by an enforcement agencies that an investigation has begun which could lead to such sanction, debarment, suspension, or conviction.
15.1.2Vaxcyte Representations and Warranties. Vaxcyte hereby covenants, represents and warrants that:
(a)Vaxcyte has the requisite rights in the Products, Vaxcyte Manufacturing Process, Vaxcyte Supplied Raw Materials, Vaxcyte Information, Vaxcyte Background Intellectual Property and New Vaxcyte Intellectual Property rights necessary to permit Lonza to perform the Services in accordance with this Agreement without infringing the Intellectual Property rights of any Third Party and the receipt and/or use of Vaxcyte Supplied Raw Materials, Vaxcyte Information, Vaxcyte Background Intellectual Property and New Vaxcyte Intellectual Property in the performance of the Services in accordance with this Agreement shall not infringe any Intellectual Property rights of a Third Party;
(b)Vaxcyte will promptly notify Lonza in writing if it receives or is notified of a formal written claim from a Third Party that Vaxcyte Information, Vaxcyte Background Intellectual Property and/or Vaxcyte Intellectual Property that is being use by Lonza thereof for the provision of the Services infringes any Intellectual Property or other rights of that Third Party;
(c)all Vaxcyte Supplied Raw Materials shall be provided with a Certificate of Analysis or other relevant documentation demonstrating that such Vaxcyte Supplied Raw Materials meet the following Lonza acceptance criteria: [***]; and
(d)all Vaxcyte Supplied Raw Materials supplied by Customer shall be provided with any relevant environmental, health and safety information related to the Vaxcyte Supplied Raw Materials (including employee health and safety, of the handling, manufacture, distribution, use and disposal of the Vaxcyte Supplied Raw Materials), and will update, clarify, correct, supplement and amend such information as necessary.
15.1.3Mutual Representations and Warranties. Each Party hereby covenants, represents and warrants that:
(a)it has the necessary corporate authorizations to enter into and perform this Agreement;
(b)neither it, nor any of its directors, officers, agents, or employees acting on behalf of it, has taken any action that will cause the other Party or their Affiliates to be in breach of any Applicable Laws for the prevention of fraud, bribery, corruption, racketeering, money laundering or terrorism, including, but not limited to, U.S. Foreign Corrupt Practices Act, nor has it, in connection with the conduct of its business activities, promised, authorized, ratified or offered to make, or taken any act in furtherance of any payment, contribution, gift, reimbursement or other transfer of anything of value, or any solicitation, directly or indirectly (i) to any individual including government officials, (ii) to an intermediary for payment to any individual including government officials, or (iii) to any political party for the purpose or effect of public or commercial bribery, acceptance of or acquiescence in extortion, kickbacks or other unlawful, illegal or improper means;
(c)entering into this Agreement is not a violation of any of its contractual or other legal obligations to Third Parties.

15.2DISCLAIMER. THE WARRANTIES EXPRESSLY SET FORTH IN THIS AGREEMENT ARE IN LIEU OF ALL OTHER WARRANTIES, AND ALL OTHER WARRANTIES, BOTH EXPRESS AND IMPLIED, ARE EXPRESSLY DISCLAIMED, INCLUDING WITHOUT LIMITATION ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.
16Indemnification and Liability
16.1Indemnification by Lonza. Lonza shall indemnify, defend and hold harmless Vaxcyte, its Affiliates, and their respective officers, employees and agents (“Vaxcyte Indemnitees”) from and against any loss, damage, liability, costs and expenses (including reasonable attorneys’ fees and disbursements) (“Loss”) that Vaxcyte Indemnitees may suffer as a result of any actual or threatened suit, claim or action by a Third Party (“Claim”) arising directly out of: [***]. Notwithstanding the foregoing, Lonza shall have no obligations under the foregoing clause (e) for any liabilities, expenses, or costs to the extent arising out of or relating to claims covered under Section 16.2, or, except as provided in clause (e) of Section 16.2, for Taxes other than any Taxes that respect claims, losses, liabilities costs and expenses arising from any non-Tax claim.
16.2Indemnification by Vaxcyte. Vaxcyte shall indemnify, defend and hold harmless Lonza, its Affiliates, and their respective officers, employees and agents (“Lonza Indemnitees”) from and against any Loss that Lonza Indemnitees may suffer as a result of any actual or threatened Third Party Claim arising directly out of: [***]. Notwithstanding the foregoing, Vaxcyte shall have no obligations under the foregoing clause (e) for any liabilities, expenses, or costs to the extent arising out of or relating to claims covered under Section 16.1 or, except as provided in clause (e) of Section 16.1, for Taxes other than any Taxes that represent claims, losses, liabilities, costs and expenses arising from any non-Tax claim.
16.3Indemnification Procedure. If the Party to be indemnified intends to claim indemnification under this Article 6, [***].
16.4DISCLAIMER OF CONSEQUENTIAL DAMAGES. IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY FOR INCIDENTAL, INDIRECT, SPECIAL, PUNITIVE OR CONSEQUENTIAL DAMAGES, LOST PROFITS OR LOST REVENUES ARISING FROM OR RELATED TO THIS AGREEMENT, EXCEPT TO THE EXTENT RESULTING FROM FRAUD, GROSS NEGLIGENCE OR INTENTIONAL MISCONDUCT, DEATH OR PERSONAL INJURY AND/OR FOR EITHER PARTY’S BREACH OF ARTICLE 7 HEREOF.
16.5LIMITATION OF LIABILITY. [***]
17Confidentiality
17.1Confidential Information. A Party receiving Confidential Information (the “Receiving Party”) agrees to strictly keep secret any and all Confidential Information received during the Term from or on behalf of the other Party (the “Disclosing Party”) using at least the same level of measures as it uses to protect its own Confidential

Information, but, in any case, at least commercially reasonable and customary efforts. Confidential Information shall include information disclosed in any form including, but not limited to, in writing, orally, graphically or in electronic or other form to the Receiving Party, observed by the Receiving Party or its employees, agents, consultants, or representatives, or otherwise learned by the Receiving Party under this Agreement, which the Receiving Party knows or reasonably should know is confidential.
17.2Permitted Disclosures. Notwithstanding the foregoing, Receiving Party may disclose to any courts and/or other authorities Confidential Information which is or will be required pursuant to applicable governmental or administrative or public law, rule, regulation, or order. In such case the Party that received the Confidential Information will, to the extent legally permitted, inform the other Party promptly in writing and cooperate with the Disclosing Party in seeking to minimize the extent of Confidential Information which is required to be disclosed to the courts and/or authorities.
17.3Exceptions. The obligation to maintain confidentiality under this Agreement does not apply to Confidential Information, which: (i) at the time of disclosure was publicly available; (ii) is or becomes publicly available other than as a result of a breach of this Agreement by the Receiving Party; (iii) the Receiving Party can establish by competent evidence, was rightfully in its possession at the time of disclosure by the Disclosing Party and had not been received from or on behalf of Disclosing Party; (iv) is supplied to a Party by a Third Party which was not in breach of an obligation of confidentiality to Disclosing Party or any other party; or (v) is developed by the Receiving Party independently from and without use of the Confidential Information, as evidenced by contemporaneous written records.
17.4Use. The Receiving Party will use Confidential Information only for the purposes of this Agreement (including the exercise of any licenses or rights hereunder and performance of any technology transfer provided for under this Agreement) and will not make any use of the Confidential Information for its own separate benefit or the benefit of any Third Party (other than to exercise any licenses or rights hereunder) including, without limitation, with respect to research or product development or any reverse engineering or similar testing. The Receiving Party agrees to return or destroy promptly (and certify such destruction) on Disclosing Party’s request all written or tangible Confidential Information of the Disclosing Party, except that one copy of such Confidential Information may be kept by the Receiving Party in its confidential files for record keeping purposes only.
17.5Restrictions. Each Party will restrict the disclosure of Confidential Information to such officers, employees, professional advisers, finance-providers, consultants and representatives of itself and its Affiliates who have been informed of the confidential nature of the Confidential Information and who have a need to know such Confidential Information for the purpose of this Agreement or an applicable financing or acquisition. Both Parties may disclose Confidential Information of the other Party and its Affiliates to potential and actual acquirers provided such disclosure is limited to the terms of this Agreement. Vaxcyte also may disclose to its potential and actual: (a) acquirers and (b) bona fide collaborators in the research, development, manufacture, sale, marketing, promotion, distribution or and commercialization of the Products (or products containing the Products or substantial equivalents or variations thereof or improvements thereto), the work product or other Confidential Information (including this Agreement) provided to Vaxcyte or its Affiliates by Lonza or its Affiliates as a consequence of the provision of the Services. Prior to disclosure to such persons or entities it shall bind its and its Affiliates’ officers, employees, consultants and representatives that will receive any Confidential Information to confidentiality and non-use obligations no less stringent than those set forth herein. The Receiving Party shall notify the Disclosing Party as promptly as practicable of any unauthorized use or disclosure of the Confidential Information.
17.6Breach Responsibility. The Receiving Party shall at any time be fully liable for any and all breaches of the confidentiality obligations in Article 17 by any of its Affiliates or the employees, consultants, potential and actual acquirers, and representatives of itself or its Affiliates.
17.7Relief. Each Party hereto expressly agrees that any breach or threatened breach of the undertakings of confidentiality provided under Article 17 by a Party may cause irreparable harm to the other Party and that money damages may not provide a sufficient remedy to the non-breaching Party for any breach or threatened breach. In the event of any breach and/or threatened breach, then, in addition to all other remedies available at law or in equity, the non-breaching Party shall be entitled to seek injunctive relief and any other relief deemed appropriate by the non-breaching Party.
17.8Interaction with Appendix 3. Notwithstanding anything to the contrary herein, nothing in this Article 17 shall limit any obligations of Lonza or any of its Affiliates with respect to Licensed IP or New IP (each as defined in Appendix 3),or permit any use or disclosure thereof other than as permitted under Appendix 3.
18Term and Termination
18.1Term. The initial term of this Agreement shall commence on the Effective Date and shall end on December 31, 2038 (the “Initial Term”). Thereafter, this Agreement shall automatically renew for up to three (3) additional renewal terms of five (5) years each (for clarity, up to a total of additional fifteen (15) years) (each, a “Renewal Term”), unless Vaxcyte notifies Lonza that it does not wish to renew the Agreement at least [***] prior to the end of the then-current Initial Term or Renewal Term or the Agreement is terminated earlier as provided herein (the Initial Term, together with any Renewal Terms, collectively, the “Term”). The Parties shall, at least [***] prior to the end of the Initial Term and [***] prior to the end of each Renewal Term, meet and discuss in good faith whether any terms of this Agreement should be amended (but, for clarity, in the absence of any such amendment agreed in writing by the Parties, the then-current terms and conditions of this Agreement shall remain in full force and effect during any Renewal Term).
18.2Termination.
18.2.1Termination by Vaxcyte.
(a)Termination for Convenience. Vaxcyte, in its sole discretion, may terminate this Agreement at any time, in whole or in part, without cause, upon written notice to Lonza with immediate effect; provided, that Vaxcyte shall, to the extent commercially reasonable and practicable under the circumstances, give Lonza advanced written notice thereof (with the amount of such advance notice to be determined in Vaxcyte’s sole discretion, but in any event, not more than [***] advance notice).
(b)Termination for Cause. Vaxcyte may terminate this Agreement before the expiration of the Term on written notice if Lonza breaches any material provision of this Agreement and either the breach cannot be cured or, if the breach can be cured, it is not cured by Lonza within [***] after Lonza’s receipt of written notice of such breach.
(c)Termination for Loss of [***] License. Vaxcyte may terminate this Agreement upon written notice to Lonza in the event that the license granted under Appendix 3 is terminated.
(d)Termination for Improper Assignment. Vaxcyte may terminate this Agreement upon written notice to Lonza in the event that Lonza purports to or does assign or otherwise transfer this Agreement or any Project Plan (or Lonza’s rights or obligations hereunder or thereunder) to another person or entity without Vaxcyte’s prior written consent (excluding, for clarity, any subcontracting or delegation of such obligations to Named Affiliates in accordance herewith and/or assignment pursuant to Section 20.12).

18.2.2Termination by Lonza.
(a)Termination for Convenience. Lonza may not terminate this Agreement without cause.
(b)Termination for Cause. Lonza may terminate this Agreement upon [***] prior written notice to Vaxcyte in the event of a non-payment of substantial ([***]) undisputed amounts due to Lonza by Vaxcyte under this Agreement unless such non-payment has been cured within such [***] period.
(c)Termination for Improper Assignment. Lonza may terminate this Agreement upon written notice to Vaxcyte in the event that Vaxcyte purports to or does assign or otherwise transfer this Agreement or any Project Plan (or Vaxcyte’s rights or obligations hereunder or thereunder) to another person or entity without Lonza’s prior written consent (excluding, for clarity, any subcontracting or delegation of such obligations to Named Affiliates in accordance herewith and/or assignment pursuant to Section 20.12).
18.2.3Mutual Termination Rights.
(a)[Intentionally Omitted]
(b)Bankruptcy.
(i)If either Party shall file, or have filed against it, a petition in bankruptcy, make an assignment for the benefit of its creditors, or have a receiver appointed for its assets, which action shall not be vacated within [***] after such action, then the other Party may terminate this Agreement immediately upon written notice.
(ii)Rights in Bankruptcy. Certain rights and licenses granted under or pursuant to this Agreement by either Party to the other are, and will otherwise be deemed to be licenses of rights to “intellectual property” as such term may edefined under Section 101 of the U.S. Bankruptcy Code or any equivalent legislation on bankruptcy in other jurisdictions. The Parties agree that each, as licensees of such rights under this Agreement, will retain and may fully exercise all of its rights and elections under appliable bankruptcy laws and will be subject to all consequent obligations and related waivers, including those set forth in Section 365(n)(2)(C) of the U.S. Bankruptcy Code.
(c)Termination for Force Majeure. Either Party may terminate this Agreement in accordance with the terms of Section 19.1.
(d)Mutual Consent. The Parties may terminate this Agreement, in whole or in part, upon mutual consent on the terms and conditions mutually agreed to in a letter of termination executed by both Parties. The terms and conditions contained in such letter of termination (a) may conflict with or add to the terms and conditions of this Agreement; and (b) shall supersede the terms and conditions of this Agreement, including with respect to survival.
18.3Consequences of Termination. In the event of termination of this Agreement (or any relevant part hereof), each of the Parties shall be released from all obligations under the terminated portion of this Agreement, except for any obligations accrued prior to the effective date of termination or as otherwise provided in this Section 18.3 or Section 18.4. Solely with respect to a termination described in Section 18.2.1, Vaxcyte retains the option to direct Lonza to (a) continue to provide some or all of the Services for [***] from the effective date of termination (to the extent possible in the event of termination under Section 18.2.1(c) at Vaxcyte’s expense, (b) provide assistance to Vaxcyte with technology transfer of the Manufacturing Process to another facility in accordance with Section 13.8, including entering into a written technology transfer project plan and fully supporting such technology transfer reasonably required by Vaxcyte for up to [***] from the effective date of termination at

[***] per hour, and (c) maintain any stability programs that were started prior to notice of termination or were planned to be started within [***] from such notice, at Vaxcyte’s expense. Fees paid for such continuing Services shall be either as agreed to prior to effective date of termination or determined in accordance with the Agreement if such determination took place during the Term. For clarity, this Section 18.3 shall not apply in the event this Agreement was terminated only as a result of Vaxcyte’s failure to timely pay undisputed invoices to Lonza properly issued pursuant to this Agreement.
18.3.1Vaxcyte Termination Penalty. In the event this Agreement is wholly terminated and solely pursuant to Sections 18.2.1(a), 18.2.1(c), or 18.2.2(b), as Lonza’s sole and exclusive remedy, Vaxcyte shall pay to Lonza the greater of (x) [***] or (y) Cancellation Fees for [***]. Notwithstanding the foregoing, Lonza shall, during the [***] following the effective date of termination, use commercially reasonable efforts to mitigate termination penalties (e.g. by securing a replacement project), and, if successful, Vaxcyte’s termination penalties shall be equitably reduced accordingly. All termination penalties paid are non-refundable; provided, that to the extent Vaxcyte pays a termination penalty that is (or for which the associated cost is) thereafter mitigated by Lonza during such [***] (as described in the foregoing sentence), Lonza shall equitably reimburse Vaxcyte for the amount of such termination penalty that was so mitigated. Payment of termination penalties shall, to the extent possible, mirror timelines for previously outstanding and unfulfilled Purchase Orders.
18.4Survival. The rights and obligations of each Party which by their nature survive the termination or expiration of this Agreement shall survive the termination or expiration of this Agreement, including, without limiting the foregoing: Sections 1 (Definitions and Interpretation), 6 (Quality), 7 (Insurance), 10 (Material Supply), 11 (Delivery and Acceptance), 12.5, 12.7, 12.8, 12.9, 12.11 (Price and Payment), 13 (Intellectual Property), 15 (Representations and Warranties), 16 (Indemnification and Liability), 17 (Confidentiality), 18 (Term and Termination), 19 (Force Majeure) and 20 (Miscellaneous) shall survive any termination or expiration of this Agreement.
19Force Majeure
19.1If a Party is prevented or delayed in the performance of any of its obligations under the Agreement by Force Majeure and such Party (the “Affected Party”) gives prompt written notice (but in no event later than [***] of the Affected Party becoming aware of a Force Majeure event so preventing or delaying the Affected Party) thereof to the other party, which notice shall specify the matters the Affected Party asserts constitute Force Majeure, together with such evidence as the Affected Party reasonably can give and specifying the period for which it is estimated that such prevention or delay will continue, the Affected Party and the other Party shall both be excused from the performance or the punctual performance of relevant obligations as the case may be from the date of such notice for so long as such cause of prevention or delay shall continue. For the sake of clarity, a Force Majeure event shall not relieve either Party of its obligations to make timely payments of any amounts due under this Agreement. . After such initial notification, promptly after request of the other Party, the Affected Party shall use commercially reasonable efforts to mitigate the delay caused by any event of Force Majeure to the extent reasonably commercially practicable. Any dispute between Lonza and Vaxcyte as to whether a matter constitutes Force Majeure or the duration thereof shall be subject to resolution in accordance with the terms of Section 5.3.2. If any Force Majeure event persists for a period of [***] or more, the Party that is not the Affected Party may terminate this Agreement by delivering written notice to the Affected Party (a “Force Majeure Termination”).
20Miscellaneous
20.1Treatment of Existing Agreements.

20.2Reference is made to that certain letter agreement regarding Extract Manufacturing Services, dated as of December 27, 2023, by and between Lonza and Vaxcyte (as assigned to Vaxcyte by Vaxcyte, Inc.), which incorporates and adopts certain provisions of the 2023 DMSA (the “Letter Agreement”).  The Parties agree that, effective as of the Effective Date, (i) any and all Project Plans under the 2023 DMSA that were entered into pursuant to the Letter Agreement (including, for clarity, that certain “Amended and Restated Project Plan 01” with effective date of June 17, 2024 and that certain “Project Plan #01” with final execution date of August 12, 2024 (the “[***] Development Project Plan”) are hereby deemed to be Project Plans under this Agreement as of and following the Effective Date (and for the avoidance of doubt, as of and following the Effective Date, shall be governed by the terms and conditions of this Agreement, without prejudice to any rights or obligations accrued under the Letter Agreement prior to the Effective Date), and (ii) the Letter Agreement is otherwise hereby terminated by the mutual written agreement of the Parties. The Parties acknowledge that the services contemplated to be provided by Lonza to Vaxcyte under such Letter Agreement will be provided only under this Agreement, which is intended to supersede such Letter Agreement in all respects (to the extent applicable). Lonza acknowledges and agrees that with respect to Intellectual Property licensed by Lonza or its Affiliates to Vaxcyte or its Affiliates under any written agreement, Vaxcyte and its Affiliates shall be permitted to sublicense such Intellectual Property to their respective Affiliates to the extent such sublicense is in line with the terms and conditions of this Agreement.
20.3[***]
20.4Non-Compete. During the Term of this Agreement, Lonza will not research, develop, manufacture, file, sell, offer for sale, market, promote or distribute any Competitive Product in or for any territory, nor will Lonza directly or indirectly assist any other person or entity to carry out such activities. For clarity, Lonza shall be free to manufacture and supply [***] or polysaccharides for vaccines other than PCVs.
20.5Independent Parties. Nothing in this Agreement is intended (or shall be deemed) to constitute a joint venture agreement and, except as expressly set forth herein, nothing herein shall constitute any Party as a partner, principal or agent of any other, this being an agreement between independent contracting entities. Except as expressly set forth herein, no Party shall have the authority to bind any other in any respect whatsoever to Third Parties. Without limiting the generality of the foregoing, all individuals performing any Services or work hereunder for or on behalf of Lonza shall be employees or independent contractors of Lonza and shall not in any event be deemed employees or independent contractors of Vaxcyte or its Affiliates. Vaxcyte shall not be liable for any obligations related to the employment or engagement of such individuals by Lonza and Lonza agrees to defend, hold harmless and indemnify Vaxcyte and Vaxcyte’s Indemnitees from and against any loss, damage, liability, suits, claims, actions, investigations, costs and expenses (including reasonable attorney fees) incurred by Vaxcyte or such Vaxcyte Indemnitees as a result of third-party claims to the extent arising out of or in connection with any claim brought by an individual employed or engaged by Lonza to perform any Services or work hereunder or Lonza’s other obligations under this Agreement, including any such claims relating to or arising from such employment or engagement by Lonza or claiming that such individual should be treated as the employee or independent contractor of Vaxcyte or its Affiliates. Except as provided herein, nothing contained in this Agreement shall be construed as conferring any right on any Party to use any name, trade name, trademark or other designation of any other Party hereto, unless the express, written permission of such other Party has been obtained.
20.6Publicity. Except to the extent required by Applicable Law or the rules of any stock exchange or listing entity, neither Party will make any public statements or announcements concerning this Agreement or the transactions contemplated by this Agreement, or use the other Party’s name in any form of advertising, promotion or publicity, without obtaining the prior written consent of the other Party, which consent will not be unreasonably withheld or delayed. Any material statement required by Applicable Law or the rules of any stock exchange or listing entity shall be provided to the other Party for comment prior to it being made, and the terms of this Agreement or any other document relating to the Services shall not be disclosed until each Party has redacted any confidential or proprietary information from it, to the extent permitted by Applicable Law. The Parties agree to issue a joint press release, in a form and substance approved by each Party (such approval not to be unreasonably withheld or delayed), upon execution of the Agreement. The Parties agree that use of each Party’s name and logo is permitted in investor materials and public filings made pursuant to applicable securities regulations, so long as such use is not defamatory, negative towards the Party or places the other Party in a bad light.
20.7Treatment of Named Affiliates. Lonza represents and warrants to Vaxcyte that Lonza has full corporate power and authority to enter into this Agreement on behalf of the Named Affiliates. Lonza shall cause each Named Affiliate to, and each Named Affiliate shall, comply with all applicable terms of this Agreement. Lonza and each Named Affiliate shall be jointly and severally liable to Vaxcyte for any and all acts and omissions of Lonza and the Named Affiliates in connection with this Agreement and the Services.
20.8Notices. All notices shall be in writing and signed by an authorized representative of the notifying Party. Parties shall send notices by (a) personal delivery, with receipt acknowledged; (b) prepaid certified or registered mail, return receipt requested; or (c) recognized express/overnight commercial delivery service, with delivery prepaid. Notices shall be deemed given upon delivery. Notices shall be properly addressed to the other Party at the addresses provided below or to any other address designated in writing by a Party (such writing to be in compliance with this Section 20.8):

To Vaxcyte: [***]	To Lonza: [***]
20.9Governing Law and Jurisdiction. This Agreement is governed in all respects by the laws of the State of Delaware, USA, without given effect to conflicts of laws except the Applicable Law in the jurisdiction in which the Facility is located shall apply with respect to the Build-Out if, and only if, required by Applicable Law. The Parties agree to submit to the jurisdiction of the courts Wilmington, Delaware, USA. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, AND SHALL NOT SEEK, TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY ANY PARTY AGAINST ANY OTHER PARTY ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREIN.
20.10Amendments. Modifications and/or amendments of this Agreement must be in writing specifying what is specifically being amended and signed by the Parties. For clarity, signed meeting minutes shall not be an amendment to this Agreement and does not have the effect of revising the terms and contained in this Agreement.
20.11Waiver. A waiver by either Party of any of the terms and conditions of this Agreement in any instance will not be deemed or construed to be a waiver of such term or condition for the future, or of any subsequent breach hereof.
20.12Assignment. Vaxcyte may assign this Agreement (and its rights and obligations hereunder, subject to Section 18.2.1(a)), without Lonza’s consent to: (a) any Affiliate of Vaxcyte, or wholly-owned subsidiary or successor-in-interest; or (b) any Third Party in connection with the sale or transfer (by whatever method, including by merger, sale, operation of law or otherwise) of all or substantially all of the business or assets related to this Agreement. No assignment shall relieve Vaxcyte of the responsibility for the performance of any obligation or liability that accrued prior to the effective date of such assignment. Lonza may not assign or transfer this Agreement (or any of its rights or obligations hereunder) without Vaxcyte’s prior written consent, which may be granted, denied or upon such conditions as Vaxcyte may require, in each case in Vaxcyte’s sole and absolute discretion. Subject to the foregoing, this Agreement shall be binding on the successors and permitted assignees of each Party.
20.13Severability. If any provision hereof is or becomes at any time illegal, invalid, or unenforceable in any respect, neither the legality, validity nor enforceability of the remaining provisions hereof shall in any way be affected or impaired thereby. The Parties hereto undertake to substitute any illegal, invalid or unenforceable provision by a provision which is as far as possible commercially equivalent considering the legal interests and the Purpose.
20.14Third Party Beneficiaries. This Agreement is solely for the benefit of the Parties and should not be deemed to confer upon any Third Party any remedy, claim, liability, reimbursement, claim of action or other right in excess of those existing without reference to this Agreement (other than in respect of Vaxcyte Indemnitees and Lonza Indemnitees pursuant to Article 15).
20.15Entire Agreement. This Agreement and the Appendices hereto contains the entire agreement between the Parties as to the subject matter hereof and supersedes all prior and contemporaneous agreements with respect to the subject matter hereof. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, and all of which together shall constitute one and the same document. Each Party acknowledges that an original signature or a copy thereof transmitted by facsimile or by.pdf (or an electronic signature) shall constitute an original signature for purposes of this Agreement.
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In Witness Whereof, each of the Parties hereto has caused this Development and Manufacturing Services Agreement to be executed by its duly authorized representative(s) effective as of the Effective Date.

VAXCYTE SWITZERLAND GmbH		LONZA LTD, on behalf of itself and each of the Named Affiliates
By:	/s/ Andre Collioud
Name:	Andre Collioud
Title:	Managing Director
Date:	1/30/2026
By:	/s/ Grant Pickering	By:	/s/ Bart Van Aarnhem
Name:	Grant Pickering	Name:	Bart Van Aarnhem
Title:	Authorized Signatory	Title:	Associate General Counsel (Rev. MSt / BvA)
Date:	1/30/2026	Date:	2/2/2026
		By:	/s/ Sven Bieli
		Name:	Sven Bieli
		Title:	Director, Commercial Development
		Date:	2/18/2026

APPENDIX 1
Buffer
[***]

APPENDIX 2
Operational KPIs

[***]

APPENDIX 3
Sublicense & Related Terms
[***]

APPENDIX 4
Screenshots on How to Use OECD Website
[***]

Appendix 5
PROJECT PLAN (2026)

[***]

APPENDIX 6
Project Plan 3 (2027 – end of Term)
[***]